UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

ALPHARMA INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ALPHARMA INC.
440 Route 22
Bridgewater, New Jersey 08807

Notice of Annual Meeting of Stockholders
To Be Held on June 5, 2007

To the Stockholders of ALPHARMA INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Alpharma Inc., a Delaware corporation (the “Company”), will be held at the Company’s offices at 440 Route 22, Bridgewater, New Jersey on Tuesday, June 5, 2007, at 9:00 a.m., local time, to consider and act upon the following matters:

1. Election of six directors to the Company’s Board of Directors, each to hold office until the 2008 Annual Meeting of Stockholders and until his or her successor shall be elected and shall qualify.

2. Ratifying the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year.

3. Transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on April 9, 2007 as the record date for determining the Company’s stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

Your representation at this meeting is important. Whether or not you expect to attend the Annual Meeting in person, please complete, date, sign and return the enclosed proxy (or complete your voting telephonically or by email). An envelope is enclosed for your convenience which, if mailed in the United States, requires no additional postage. If you attend the Annual Meeting, you may then withdraw your proxy and vote in person.

A copy of the Company’s Annual Report to Stockholders for the year ended December 31, 2006 and a Proxy Statement accompany this notice.

By order of the Board of Directors,

Robert F. Wrobel
Secretary

April 27, 2007

Proxy Statement for Annual Meeting of Stockholders To Be Held on June 5, 2007
THE ANNUAL MEETING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION Compensation Discussion and Analysis
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
PENSION BENEFITS
NONQUALIFIED DEFERRED COMPENSATION
DIRECTOR COMPENSATION
PROPOSAL TO RATIFY APPOINTMENT OF BDO SEIDMAN, LLP AS THE COMPANY’S ACCOUNTANTS
PRINCIPAL ACCOUNTANT FEES AND SERVICES
AUDIT COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCKHOLDERS’ PROPOSALS FOR THE 2008 ANNUAL MEETING
OTHER BUSINESS
Appendix A

ALPHARMA INC.
440 Route 22
Bridgewater, New Jersey 08807

MAILING DATE
April 27, 2007

Proxy Statement for Annual Meeting of Stockholders
To Be Held on June 5, 2007

This proxy statement (this “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors of Alpharma Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, June 5, 2007 at the Company’s offices at 440 Route 22, Bridgewater, New Jersey at 9:00 a.m., local time, and at any adjournment or postponement thereof. The cost of solicitation of the Company’s stockholders (the “Stockholders”) will be paid by the Company. Such cost will include the reimbursement of banks, brokerage firms, nominees, fiduciaries and other custodians for expenses of forwarding solicitation materials to beneficial owners of shares. In addition to the solicitation of proxies by use of mail, the directors, officers and employees of the Company may solicit proxies personally or by telephone, e-mail or facsimile transmission. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith.

It is anticipated that this Proxy Statement and form of proxy will first be sent to the Stockholders on or about April 27, 2007.

THE ANNUAL MEETING

Purpose of Meeting

At the Annual Meeting, the Stockholders will consider and act upon the following matters:

1. Election of six directors to the Company’s Board of Directors (the “Board”), each to hold office until the 2008 Annual Meeting of Stockholders and until his or her successor shall be elected and shall qualify;

2. Ratifying the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for 2007 fiscal year; and

3. Transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

Record Date; Shares Entitled to Vote

The close of business on April 9, 2007 (the “Record Date”) has been fixed as the record date for determining holders of outstanding shares of the Company’s Class A Common Stock, par value $.20 per share (“Class A Common Stock”), entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, 43,238,842 shares of Class A Common Stock were outstanding and entitled to vote. 11,872,897 shares of the Company’s Class B Common Stock

(“Class B Stock”) are currently held by wholly-owned subsidiaries of the Company and as a result have no voting rights and are treated for financial purposes and for purposes of the Company’s Charter as treasury stock.

Quorum

For each matter to be voted upon at the Annual Meeting, the presence in person or by proxy of holders of stock entitled to be voted with respect to such matter, representing one-third of the aggregate voting power of all shares of stock entitled to be voted with respect to such matter is necessary to constitute a quorum with respect to such matter and to transact business with respect to such matter at the Annual Meeting. For purposes of determining whether a quorum exists with respect to the election of directors, shares as to which authority to vote in the election of directors has been withheld and broker non-votes (where a broker submits a proxy but does not have authority to vote a customer’s shares on one or more matters) with respect thereto will be considered present at the Annual Meeting. For the purpose of determining whether a quorum exists with respect to ratifying the appointment of the Company’s independent accountants for the 2007 fiscal year and any other matter which may properly come before the Annual Meeting, shares abstaining on such matter and all broker non-votes with respect to such matter will be considered present at the Annual Meeting.

Required Vote

Election of Directors.  Six directors will be elected at the Annual Meeting. Under the Company’s Certificate of Incorporation, the holders of the Class A Common Stock are entitled, voting as a separate class, to elect at least 33 1/3% of the Company’s Board of Directors (rounded to the nearest whole number, but in no event less than two members of the Board), and the holders of the Class B Stock are entitled, voting separately as a class, to elect the remaining directors. However, since the Class B Stock is currently held by wholly-owned subsidiaries of the Company and is treated as treasury stock, its voting rights are not exercisable and the holders of the Class A Common Stock are entitled to vote for 100% of the directors. Therefore, the holders of the Class A Common Stock will elect all six of the directors (“Directors”). Directors are elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting.

Ratification of the Appointment of the Independent Registered Public Accounting Firm.  Ratification of the appointment of the independent registered public accounting firm for fiscal 2007 requires the affirmative vote of holders of a majority of the shares of the Company’s Class A Common Stock present in person or by proxy and entitled to vote at the Annual Meeting.

Proxies

The enclosed proxy provides space for holders of Class A Common Stock to vote for, or withhold authority to vote for, all of the Company’s six nominees for Directors. Shares of Class A Common Stock represented by properly executed proxies received at or prior to the Annual Meeting, which have not been revoked, will be voted in accordance with the instructions indicated therein. If no instructions are indicated, such proxies will be voted FOR (i) the election as directors of the six nominees for Directors nominated by the Board (see “Election of Directors; Nominees for Directors” below), (ii) the proposal to ratify the appointment of the Company’s independent accountants and (iii) in the discretion of the proxy holder, as to any other matter which may properly come before the Annual Meeting. As of the date of this Proxy Statement, the Company is not aware of any matters that are to be presented at the Annual Meeting other than the election of directors and the ratification of the appointment of BDO Seidman, LLP as the independent registered public accounting firm for the 2007 fiscal year. With respect to the election of Directors, neither shares as to which authority to vote has been withheld (to the extent withheld) nor broker non-votes will be considered affirmative votes. With respect to the ratification of the appointment of the Company’s independent accountants, (i) abstentions, pursuant to Delaware law, will be considered present and entitled to vote but will not have been cast and therefore would have the same effect as a vote against ratification and (ii) broker non-votes will be considered not entitled to vote on such proposal and thus will not be counted in determining whether such proposal has received the requisite votes.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN YOUR PROXY (OR COMPLETE YOUR VOTING TELEPHONICALLY OR BY EMAIL) IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE ANNUAL MEETING. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE ANNUAL MEETING.

A holder of Class A Common Stock who has given a proxy may revoke such proxy at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed proxy bearing a later date, or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not automatically revoke a proxy. All written notices of revocation and other communications with respect to revocation of proxies should be sent to the attention of the Secretary of the Company at the Company’s United States executive offices, located at 440 Route 22, Bridgewater, New Jersey 08807.

If a quorum is not obtained, the Annual Meeting may be adjourned for the purpose of obtaining additional proxies or for any other purpose, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have been effectively revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

Electronic and Telephonic Voting

You may vote your proxies by touch-tone telephone from the U.S., using the toll-free telephone number on the proxy card, or via the Internet using the procedures and instructions described on the proxy card. Stockholders who own their common stock through a broker, also known as “street name” holders, may vote by telephone or via the Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose instructions with the Proxy Statement. The telephone and Internet voting procedures, including the use of control numbers found on the proxy card, are designed to authenticate Stockholder identities, to allow Stockholders to vote their shares of common stock, and to confirm that their instructions have been properly recorded. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be paid by the Stockholder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Ownership of Common Stock

The following table sets forth, as of February 28, 2007 (unless otherwise noted), certain information regarding the beneficial ownership of Class A Common Stock of (a) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares, (b) each director and each nominee for director of the Company, (c) each executive officer named in the Summary Compensation Table, and (d) all directors, nominees for director and executive officers of the Company as a group. Unless otherwise indicated, (i) each beneficial owner possesses sole voting and dispositive power with respect to the shares listed for such beneficial owner in this table, and (ii) the address of such beneficial owner is the Company’s offices at 440 Route 22, Bridgewater, New Jersey 08807. This table does not include Class B Stock as it is currently 100% owned by wholly-owned subsidiaries of the Company and as a result has no voting rights and is treated for financial purposes and for purposes of the Company’s Charter, as treasury stock.

		Amount and
		Nature of	Percent of
		Beneficial	Class
Title of Class of Stock	Name of Beneficial Owner	Ownership	Outstanding

Class A Common Stock	Barclays Global Investors NA.(2)	2,760,950	6.40
Class A Common Stock	Dimensional Fund Advisors LP(3)	3,390,282	7.85
Class A Common Stock	LSV Asset Management(4)	2,827,010	6.55
Class A Common Stock	Ingrid Wiik(1)	149,167	*
Class A Common Stock	Ronald N. Warner(1)	79,347	*
Class A Common Stock	Robert F. Wrobel(1)	73,241	*
Class A Common Stock	Jeffrey S. Campbell(1)	42,223	*
Class A Common Stock	Dean Mitchell(1)	40,000	*
Class A Common Stock	Glen E. Hess(1)(5)	36,367	*
Class A Common Stock	Peter G. Tombros(1)	32,318	*
Class A Common Stock	Matthew T. Farrell	6,658	*
Class A Common Stock	George Rose	181	*
Class A Common Stock	Ramon M. Perez(1)	0	—
Class A Common Stock	Finn Berg Jacobsen(1)	0	—
Class A Common Stock	Peter W. Ladell	0	—
Class A Common Stock	David C. U’Prichard	0	—
Class A Common Stock	All directors and executive officers as a group (16 persons)(1)	604,771	1.4%

*	indicates ownership of less than 1%

(1)	The shares reflected in the table include shares that the executive officer or director has the right to acquire upon the exercise of stock options granted under the 1997 Incentive Stock Option and Appreciation Right Plan, the Non-Employee Director Option Plan or the 2003 Omnibus Incentive Compensation Plan, which are exercisable as of February 28, 2007 or within 60 days thereafter, as follows: Dr. Warner — 36,663 shares, Mr. Wrobel — 50,333 shares, Mr. Campbell — 3,625 shares, Ms. Wiik — 68,750 shares and each of Messrs. Hess and Tombros — 31,500 shares. All directors and executive officers as a group — 324,104 shares. The shares in the table also include shares of unvested restricted stock granted under the 2003 Omnibus Incentive Compensation

Plan, over which the executive officer or director has voting control as of February 28, 2007, as follows: Dr. Warner — 29,400 shares, Mr. Wrobel — 10,200 shares, Mr. Campbell — 35,500 shares and Mr. Mitchell — 40,000 shares. All directors and executive officers as a group — 144,200 shares. The shares reflected in the table do not include restricted stock units, which convey no voting control prior to vesting. The following lists the restricted stock units (not reflected in the table) held by the directors as of February 28, 2007: each of Messrs. Hess and Perez — 15,000 units, Mr. Tombros — 16,000 units and Mr. Berg Jacobsen — 10,835 units. The shares reflected in the table have not been pledged as security.

(2)	The source of this information is Schedule 13G dated January 23, 2007, filed with the Securities and Exchange Commission (the “Commission”) by Barclays Global Investors, NA. (“Barclays”). Such Schedule 13G reports that Barclay’s holds sole voting power as to 1,227,678 shares and sole dispositive power as to 1,374,915 shares. The Schedule 13G further reports that an affiliate of Barclays, Barclays Global Fund Advisors, holds sole voting power and sole dispositive power as to 1,358,784 shares. The Schedule 13G further reports that an affiliate of Barclays Global Investors, LRD, holds sole voting power and sole dispositive power as to 24,246 shares. The address of Barclays and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, California 94105 and the address of Barclays Global Investors, LP is 1 Royal Mint Court, London, EC3N4HHN, UK.

(3)	The source of this information is Amendment No. 3 to Schedule 13G dated February 9, 2007, filed with the Commission by Dimensional Fund Advisors LP (“Dimensional”). Such Schedule 13G reports that Dimensional, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (the “Funds”). In its role as investment adviser or manager, Dimensional possesses voting and/or investment power over the Company shares that are owned by the Funds, and may be deemed to be the beneficial owner of these shares. No one Fund, to Dimensional’s knowledge, owns more than 5% of the outstanding Class A Common Stock of the Company. Dimensional disclaims beneficial ownership of the shares owned by the Funds. The address of Dimensional is 1299 Ocean Ave., 11th Floor, Santa Monica, California 90401.

(4)	The source of this information is Schedule 13G dated February 13, 2006, filed with the Commission by LSV Asset Management (“LSV”). Such Schedule 13G reports that LSV holds sole voting power as to 1,946,490 shares and sole dispositive power as to 2,762,110 shares. The address of LSV is 1 North Wacker Drive, Suite 4000, Chicago, Illinois 60606.

(5)	Includes 1,750 shares held by a private foundation of which Mr. Hess is President; however he has no economic interest in these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of the Company’s stock on Forms 3, 4 and 5 with the Commission and the New York Stock Exchange (the “NYSE”). Executive officers, directors and greater than 10% beneficial stockholders are required by Commission regulation to furnish the Company with copies of all Forms 3, 4 and 5 that they file. The Company is not aware of any late or missed filings (or other noncompliance), during the 2006 fiscal year, by any of its executive officers, directors and greater than 10% beneficial stockholders with the Section 16(a) filing requirements.

ELECTION OF DIRECTORS

Election of Directors

The current terms of all of the Company’s directors expire at the Annual Meeting. Not standing for re-relection are Ms. Wiik and Mr. Hess, who have each informed the Board that they will retire from the Board at the end of their current terms. The Board wishes to express its deepest gratitude for the wisdom and significant contributions of Ms. Wiik and Mr. Hess during their tenure.

The Board intends to cause the nomination of the nominees listed below under “Nominees for Directors” and all proxies received from holders of Class A Common Stock will be voted FOR the election of such nominees as Directors, except to the extent that persons giving such proxies withhold authority to vote for such nominees. The Nominating and Corporate Governance Committee recommended the nominees to the Board, which subsequently approved the nominations. Each director is to be elected to hold office until the next Annual Meeting of Stockholders and until his or her successor is elected and qualified. Mr. Ladell and Mr. U’Prichard were recommended to the Nominating and Corporate Governance Committee by a third-party search firm.

Directors are elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting. Abstentions and broker non-votes are not counted as votes cast in determining the plurality required to elect directors. The Board of Directors recommends that shareholders vote for such nominees for director.

Nominees for Directors

The Company believes that each of the nominees for director will be able to serve. If any of the nominees for Directors would be unable to serve, the enclosed proxy confers authority to vote in favor of such other person or persons as the Company’s Directors at the time recommend to serve in place of the person or persons unable to serve. The name, age, principal business experience during the last five years, and certain other information regarding each of the persons proposed to be nominated for election as a Director, are listed below

Name	Age	Principal Business Experience

Finn Berg Jacobsen	66	Director of the Company since April 2005. Senior Advisor since 2005 with Bahr Law, the Norwegian law firm. Among numerous recent consulting engagements, was engaged by a Norwegian corporation traded on the Oslo and NASDAQ Stock Exchanges to build an internal audit function to be compliant with the Sarbanes-Oxley Act of 2002. Served as Group Executive Vice President and Chief of Corporate Staff of Aker Kvaerner ASA, the Norwegian oil services company, from February 2002 to March 2005, and as Acting Chief Financial Officer (from December 2003 to November 2004) and Chief Financial Officer (from September 2001 to January 2002) for such company. From 1967 to 2000, served in a variety of positions, including Country Managing Partner in Norway (from 1977 to 1999), for Arthur Andersen & Co. Chairman and subsequently member of the Accounting Advisory Council with the Oslo Stock Exchange, from 1977 to 2000. Chairman and one of the founders of the Norwegian Financial Accounting Standards Board, from 1990 to 2000. Chairman of the Control Committee of the Oslo Stock Exchange, from 2000 to 2004. Chairman of the Company’s Audit Committee. Member of the Company’s Compensation Committee and Nominating and Corporate Governance Committee.

Name	Age	Principal Business Experience

Peter W. Ladell	63	Formerly Chief Operating Officer of Hoechst Marion Roussel from 1997 until the company’s December 1999 merger with Rohne-Poulenc Rorer to form Aventis Pharmaceuticals. Subsequently served as a member of the Aventis Executive Committee until retirement in 2001. During 35 year tenure at Hoechst Marion Roussel and its predecessors, served in several other senior leadership positions, including President and Chief Executive Officer, Hoechst Marion Roussel, North America and President, Marion Merrell Dow Europe. Director of Dendrite International, Inc., a provider of sales, marketing, clinical and compliance solutions to the life sciences and pharmaceuticals industries.
Dean J. Mitchell	51	President and Chief Executive Officer of the Company since July 2006. From October 2005 to June 2006 he was President of MGI, GP (the company that acquired Guilford Pharmaceuticals). From December 2004 until October 2005, President and Chief Executive Officer of Guilford Pharmaceuticals Inc. From 2001 until 2004 held various senior management positions with Bristol-Myers Squibb Company, including President, International Pharmaceuticals, President, U.S. Primary Care, and Vice President, Strategy. From 1987 through 2001, employed with GlaxoSmithKline and its predecessor business, most recently as Senior Vice President, Clinical Development and Product Strategy. Director of MGI Pharma Inc., a bio-pharmaceutical company focused in oncology and acute care, since October 2005; and ISTA Pharmaceuticals, a specialty pharmaceutical company focused on products for serious eye conditions, since July 2004.
Ramon M. Perez	53	Director of the Company since May 2004. Managing Director of Vela Management Group, Ltd., a consulting practice focused in the healthcare industry. Formerly served in executive and senior management positions at Cardinal Health Inc., a global provider of products and services to healthcare providers and manufacturers, including President, Specialty Pharmaceutical Products & Services from 2000 to 2003, Executive Vice President, Supply Chain Services from 1996 to 1999, and Senior Vice President, Purchasing from 1994 to 1995. Formerly served in senior management positions at Baxter International, Inc., a global developer, manufacturer and distributor of products and services for healthcare and related fields, including Vice President, Reengineering Team from 1993 to 1994, Vice President, Corporate Alliances from 1991 to 1993, Vice President, Purchasing, Hospital Supply Division from 1990 to 1991, Vice President, Marketing, Hospital Supply Division from 1987 to 1990, and various other positions in its Dietary Products Division from 1978 to 1987, including Director of Marketing. Chairman of the Company’s Compensation Committee. Member of the Company’s Audit Committee and Nominating and Corporate Governance Committee.

Name	Age	Principal Business Experience

Peter G. Tombros	64	Chairman of the Board since March 2006. Director of the Company since August 1994. Commencing in 2005, Professor and Executive in Residence in the Eberly College of Science BS/MBA Program at Pennsylvania State University. From 2001 to 2005, served as Chief Executive Officer of VivoQuest, Inc., a private bio-pharmaceutical company. Former Director, President and Chief Executive Officer of Enzon, Inc., a developer and marketer of bio-pharmaceutical products, from April 1994 to June 2001. Served in a variety of senior management positions at Pfizer, Inc., the pharmaceutical company, for 25 years, including Vice President of Marketing, Senior Vice President and General Manager of the Roerig Pharmaceuticals Division, Executive Vice President of Pfizer Pharmaceuticals Division, Director, Pfizer Pharmaceuticals Division, Vice President-Corporate Strategic Planning, and Vice President-Corporate Officer of Pfizer, Inc. Director of NPS Pharmaceuticals, Inc., a biotechnology company; Cambrex Corp., a supplier of human health products to the life sciences industry; Protalex Inc., a developer of bio-pharmaceutical drugs, Dendrite International, Inc., a provider of sales, marketing, clinical and compliance solutions to the life sciences and pharmaceutical industries; and Pharma Net Development Group, a global drug development company providing a range of early and late stage clinical drug development services to the pharmaceutical, biotechnology, genetic drug, and medical device industries. Chairman of the Company’s Nominating and Corporate Governance Committee. Member of the Company’s Audit Committee and Compensation Committee.
David C. U’Prichard	58	Venture partner with Venture partner for Care Capital LLC from 2004 to 2006. Red Abbey Venture Partners, and President, Druid Consulting LLC. Venture partner for Apax Partners Ltd from 2003 to 2004. Chief Executive Officer of 3-Dimensional Pharmaceuticals, Inc from 1999 to 2003. Served as Chairman, Research & Development of SmithKline Beecham Pharmaceuticals, Inc. from 1997 to 1999. Director of Cyclacel Pharmaceuticals, Inc, a biopharmaceutical company that develops and commercializes drugs to treat human cancers and other serious disorders; and Invitrogen Corporation, a company providing life science technology.

CORPORATE GOVERNANCE

Board Meetings, Annual Meeting and Attendance of Directors

The Board held 16 meetings in 2006. Other than Mr. Sissener, each person who served as a director in 2006 attended at least 75% of the aggregate of (i) the total number of meetings of the Board held while such person was a member, and (ii) the total number of meetings held by all committees of the Board on which such person served while a member of such committee. The Company does not have a policy requiring directors to attend its annual meeting of Stockholders; however, the Company encourages the attendance of all directors standing for reelection, and all of the current directors attended the 2006 Annual Meeting of Stockholders held on May 23, 2006.

Board and Committee Independence

The Board complies with the independence criteria established by the New York Stock Exchange and with the independence standards of the Commission. In determining Board independence in compliance with the NYSE rules, the Board considers whether directors or director nominees have a material relationship with the Company or any of its subsidiaries. When assessing materiality, the Board weighs all relevant facts and circumstances, using the following categorical standards to determine director independence: (1) whether the director or nominee, or his or her immediate family member, is currently or has been within the last three years: (a) an employee or executive officer of the Company; (b) received more than $100,000 during any 12 month period in direct compensation from the Company (other than director and committee fees and pension or other forms of deferred compensation for prior service — unless such compensation is contingent in any way on continued service); (c) affiliated with or employed in a professional capacity by a present or former internal or external auditor of the Company; (d) employed as an executive officer of another company where any of the Company’s present executive officers serves as a member of such other company’s compensation committee; or (e) an executive officer or an employee of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; and (2) whether certain other factors or circumstances external to the Company exist that would materially interfere with the director or nominee making decisions without regard to such factors or circumstances. The Board has reviewed all such relationships of each outside director.

The current members of the Board are Peter G. Tombros (Chairman), Dean J. Mitchell, Finn Berg Jacobsen, Glen E. Hess, Ramon Perez and Ingrid Wiik. Mr. Einar Sissener served as a director through June 29, 2006. Mr. William I. Jacobs, Ms. Jill Karin-Lovers, Ms. Farah M. Walters and Mr. Robert Thong served as directors through May 23, 2006. The Board affirmatively determined in May 2006 that the following directors, constituting a majority of the Board, qualify as “independent” members of the Board: Finn Berg Jacobsen, Glen E. Hess, Ramon M. Perez and Peter G. Tombros. The Board affirmatively determined in June 2005 that Mr. William I. Jacobs, Ms. Jill Karin-Lovers, Ms. Farah M. Walters and Mr. Robert Thong qualified as “independent” members of the Board. The Board did not analyze their independence in May 2006 due to the fact that they were not standing for re-election to the Board.

None of the directors determined to be independent engaged in any transaction, relationship or arrangement that might affect the determination of their independence, or which required Board review except for Mr. Tombros, who serves as a director of one of the Company’s suppliers.

In determining Audit Committee independence, the Board first considers whether directors or director nominees qualify as “independent” to serve on the Board (as set forth above), and, if answered affirmatively, whether they satisfy two additional independence requirements: (1) whether the director or nominee currently receives (or in the past has received), directly or indirectly, compensation of any kind (including salary, legal fees, consulting fees and auditing fees) from the Company or any of its subsidiaries, other than director’s compensation for prior service that is not contingent in any way on continued service, and (2) whether the director or nominee is an “affiliated person” of the Company, in that he or she is either (a) an executive officer or (b) a stockholder holding 10% or more of any class of Company securities. Applying these standards, the Board determined in May 2006 that the following directors, constituting the entire Audit Committee, qualify as “independent” to serve on the Board’s Audit Committee: Finn Berg Jacobsen, Ramon M. Perez and Peter G. Tombros.

In determining Compensation Committee independence, the Board first considers whether directors or director nominees qualify as “independent” to serve on the Board (as set forth above), and, if answered affirmatively, whether they satisfy two additional independence requirements: (1) whether the director or nominee is a “Non-Employee Director” under Rule 16b-3 of the Securities Exchange Act of 1934, which means a director or nominee who: (a) is not currently an officer or employee of the Company or its subsidiaries; (b) does not receive more than $120,000 in compensation annually from the Company or its subsidiaries for services rendered as a consultant or in any capacity other than as a director; and (c) does not possess a direct or indirect material interest in any transaction in which the Company or its subsidiaries were or are to be participants and the amount involved exceeds $120,000; and (2) whether the director or nominee is an “Outside Director” under Internal Revenue Service Code Section 162(m), in that he or she: (a) is not currently an officer or employee of the Company or its subsidiaries; (b) is not a former employee of the Company or its subsidiaries who is currently receiving remuneration from the Company or its subsidiaries for prior services; (c) has not been an officer of the Company or its subsidiaries; and (d) is not currently receiving, directly or indirectly, compensation of any kind from the Company other than director’s compensation. Applying these standards, the Board determined in May 2006 that the following directors, constituting the entire Compensation Committee, qualify as “independent” to serve on the Board’s Compensation Committee: Ramon M. Perez (Chairman), Finn Berg Jacobsen and Peter G. Tombros.

In determining Nominating and Corporate Governance Committee independence, the Board considers whether directors or director nominees qualify as “independent” to serve on the Board (as set forth above). Applying these standards, the Board determined in January 2007 that the following directors, constituting the entire Nominating and Corporate Governance Committee, qualify as “independent” to serve on the Board’s Nominating and Corporate Governance Committee: Peter G. Tombros (Chairman), Finn Berg Jacobsen and Ramon M. Perez.

Committees of the Board

Pursuant to its by-laws, as amended, the Company has established standing Audit, Nominating and Corporate Governance, and Compensation Committees. The charters for each of these committees are available on the Company’s website at www.Alpharma.com by clicking first on the “About Alpharma” tab and then on the “Our Business Guidelines” tab, and in print, without charge, to any Stockholder requesting a copy in writing to “Investor Relations” at the Company’s offices located at 440 Route 22, Bridgewater, New Jersey 08807. On January 29, 2007 the Company reorganized its Board committee structure. Prior to January 29, 2007, the Company had in place (i) an Audit and Corporate Governance Committee, which handled the responsibilities now undertaken by the Audit Committee and the Nominating and Corporate Governance Committee, (ii) an Executive and Finance Committee and (iii) a Compensation Committee. On January 29, 2007 the Company eliminated the Executive and Finance Committee, maintained the Compensation Committee and bifurcated the Audit and Corporate Governance Committee into the Audit Committee and the Nominating and Corporate Governance Committee. Prior to December 28, 2006 the Company was a “controlled” company under the NYSE listing standards and was thus exempt from the requirement that it maintain a nominating committee. Except where specifically noted, the discussions regarding Board committees herein refer to the new committee structure effective January 29, 2007.

Nominating and Corporate Governance Committee

Prior to December 28, 2006 the Company was a “controlled” company under the NYSE listing standards and was thus exempt from the requirement that it maintain a nominating committee. The full Board held 16 meetings during 2006. The Nominating and Corporate Governance Committee was established in January 2007 and is entrusted with the responsibility to assist the Board in fulfilling its oversight responsibility with respect to corporate governance principles, directorship practices and the recommendation of qualified candidates for election to the Board. The Nominating and Corporate Governance Committee recommended the 2007 slate of director nominees to the Board, which subsequently approved the nominations. The Nominating and Corporate Governance Committee also monitors the Company’s Business Conduct Guidelines. The Nominating and Corporate Governance

Committee has a charter which governs its operations, and requires that the committee be comprised of at least three directors, each of whom are “independent” directors. (See “Corporate Governance; Board and Committee Independence” above for a description of such independence criteria). During 2006, the corporate governance responsibilities of the Nominating and Corporate Governance Committee were administered by the Audit and Corporate Governance Committee, which held ten meetings during 2006. The current members of the Nominating and Corporate Governance Committee are Peter G. Tombros (Chairman), Ramon M. Perez and Finn Berg Jacobsen.

Audit Committee

The Audit Committee provides assistance to the Board in fulfilling the Board’s oversight responsibility to the Stockholders, potential stockholders, the investment community, and others relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the annual independent audit of the Company’s financial statements. In so doing, it is the responsibility of the committee to maintain free and open communications between the committee, independent auditors, and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and has the power to retain outside counsel or other experts. The committee is charged with taking the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk, corporate governance practices and ethical behavior. In furtherance of this mission, the Audit Committee ensured that the Board and the committees of the Board completed their annual performance evaluations at their February 2007 meetings, to evaluate their effectiveness. The Audit Committee has a charter which governs its operations, and requires that the committee be comprised of at least three directors, each of whom are “independent” directors. (See “Corporate Governance; Board and Committee Independence” above for a description of such independence criteria). All committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the committee, and at least one member shall have accounting or related financial management expertise necessary to be considered an “audit committee financial expert” in accordance with the rules of the Commission. The Board determined, in May 2006, that Mr. Finn Berg Jacobsen, Chairman of the Audit Committee, qualifies as an “Audit Committee Financial Expert” pursuant to these rules, based on his attributes, education and experience. In addition, the Board also determined, in May 2006, that all of the members of the Audit Committee qualify as “financially literate.” The current members of the Audit Committee are Finn Berg Jacobsen (Chairman), Ramon M. Perez and Peter G. Tombros, none of whom serves on more than three audit committees of public companies. The Audit Committee, in its predecessor form, the Audit and Corporate Governance Committee, held ten meetings in 2006.

Compensation Committee

The Compensation Committee has the authority of the Board with respect to the compensation, benefit and employment policies and arrangements for directors, the CEO, executive officers and other key employees of the Company. The committee leads the processes for CEO succession planning and CEO performance evaluation. The committee also has authority with respect to the compensation and benefit plans generally applicable to the Company’s employees. The Compensation Committee has a charter which governs its operations and requires that the committee be comprised of at least three directors, each of whom are “independent” directors. (See “Corporate Governance; Board and Committee Independence” above for a description of such independence criteria.) The current members of the Compensation Committee are Ramon M. Perez (Chairman), Peter G. Tombros, and Finn Berg Jacobsen. The Compensation Committee held 16 meetings in 2006.

Compensation Committee Processes and Procedures

Scope of Authority

Generally, the Compensation Committee reviews, approves, and modifies, as necessary, the Company’s executive compensation programs, plans and awards. It holds overall responsibility for approving, evaluating, modifying, terminating, and monitoring the compensation plans, policies, and programs of the Company in regard to the CEO and members of his senior management team, i.e., the Company’s top executives who regularly participate in management decisions regarding the Company (referred to throughout this Proxy Statement as the “Leadership Team”). The Compensation Committee also maintains authority over all aspects of general benefit plans of the Company, to the extent that such plans have either a substantial financial impact on the Company, or provide benefits intended primarily for the CEO or members of the Leadership Team.

In carrying out its duties and responsibilities, the Compensation Committee may delegate its authority to a subcommittee of one or more Compensation Committee members. In 2006 the Compensation Committee retained all of its primary duties and responsibilities, with the exception of:

•	Delegating duties relating to the search for a new CEO due to the announced retirement of Ingrid Wiik. These duties were delegated to the CEO Search Committee, a sub-committee of the Compensation Committee; and

•	Approving a resolution granting the Chairman of the Compensation Committee the authority to approve employment arrangements or other employment actions requiring Compensation Committee approval under the Corporation’s Contract Policy.

In addition, the Board delegated to a Benefits Committee (comprised of senior management members) duties pertaining to administrative amendments to the Company’s benefit plans.

Role of Executives

The CEO and EVP, HR and Communications (“EVP, HR”) attend all of the Compensation Committee’s meetings. However, the Compensation Committee conducts an executive session at the majority of these meetings without these executives being present. Typically during executive sessions, the Compensation Committee’s compensation consultant remains to provide advice and counsel.

The CEO with the EVP, HR develop recommendations on compensation for the Leadership Team which they present to the Compensation Committee for consideration. During the development of these recommendations, the executives interact with the Compensation Committee’s compensation consultant to help frame the proposals and to gain a better understanding of what the Compensation Committee’s position might be on certain compensation issues. As a result, while the Compensation Committee generally does not develop its own compensation proposals, it has taken steps to ensure that its point of view is included in the compensation proposals put forward by management.

The CEO with the EVP, HR have put forward recommendations to the Committee on compensation matters, including:

•	Alignment of the Company’s compensation philosophy with the Company’s strategy;

•	Composition of the Compensation Comparator Group (as defined below), including defining the relevant market for talent;

•	Basic pay positioning of the Company versus the Compensation Comparator Group, including base salary, bonus and long-term incentives;

•	Specific pay levels for executives, and

•	Incentive design and long-term incentive vehicles.

Compensation Consultant

The Compensation Committee has the authority to secure the services of third party service providers (e.g., accountants, attorneys, compensation consultants and other experts) in carrying out its duties. The Committee has retained the services of a compensation consulting firm, Exequity LLP (the “Compensation Consultant”), to assist it in analyzing and considering compensation proposals.

The Compensation Consultant reports directly to the Chairman of the Compensation Committee. Materials produced by the Compensation Consultant are provided to the Chair. The Committee has authorized the Compensation Consultant to work directly with the Company’s internal HR professionals to help develop compensation philosophy and alternative design and benchmarking approaches. All materials produced by the Compensation Consultant and all recommendations of the Compensation Consultant are provided to the Chairman of the Compensation Committee prior to the Compensation Committee meetings at which such issues are discussed.

The Compensation Consultant provides no services other than executive compensation consulting services to the Company. The Committee is copied on all final work product prepared by the Compensation Consultant for management and receives copies of all of the Compensation Consultant’s bills to the Company. The Compensation Committee makes all decisions on the nature and scope of the Compensation Consultant’s role and interactions with the Company.

The scope and nature of the Compensation Consultant’s assignments involving the Company cover the full range of executive compensation issues. The Company’s management does not retain any compensation consultant. The Compensation Committee, in discussion with the Company’s management (to the extent management wishes to also use the Compensation Consultant’s services), determines the Compensation Consultant’s assignments.

The Compensation Committee requested throughout 2006 that the Compensation Consultant assist in conducting assessments of market pay levels in order to help the Committee determine the appropriate benchmark levels for various executive roles. In addition, the Committee requested that the Compensation Consultant help frame incentive design alternatives, and participate in identifying alternative approaches to compensation design and benchmarking. Further, the Compensation Committee requested that the Compensation Consultant help in the analysis and assessment of the appropriate compensation philosophy applying to executive officers.

The Company’s Compensation Consultant relied upon market data provided by Hewitt Associates, primarily through its Total Compensation Database. In this regard, Hewitt provided competitive market data for specific executive roles in the context of similar roles within the general pharmaceutical industry and within general industry.

Corporate Governance Principles, Business Conduct Guidelines and Code of Ethics

The Board has adopted Corporate Governance Principles (which are available on the Company’s website at www.Alpharma.com by clicking first on the “About Alpharma” tab and then on the “Our Business Guidelines” tab, and in print, without charge, to any Stockholder requesting a copy in writing to “Investor Relations” at the Company’s offices in Bridgewater, New Jersey) to provide the general framework for the governance of the Company. The Corporate Governance Principles specifically address the role of the Board and management, the functions of the Board, qualifications of directors, independence of directors and committees, the prohibition on making loans to directors and executive officers, size of the Board and selection process, Board committees, meetings of outside (non-management) directors, setting the Board agenda, ethics and conflicts of interest, reporting of concerns to the Audit Committee, Board compensation, access to senior management and independent advisors, director orientation and continuing education, succession planning, and the Board’s annual performance evaluation.

The Board has adopted Business Conduct Guidelines (which are available on the Company’s website at www.Alpharma.com by clicking first on the “About Alpharma” tab and then on the “Our Business Guidelines” tab, and in print, without charge, to any Stockholder requesting a copy in writing to “Investor Relations” at the Company’s offices in Bridgewater, New Jersey) that set forth principles and standards to guide the business behavior of members of the Board and Company employees worldwide. The Business Conduct Guidelines specifically address compliance with laws (including food and drug, environmental, copyright and competition laws), fairness in employment, safety and health, reporting to governmental agencies, confidentiality, the protection of Company assets, conflicts of interest, political contributions, the extended application of certain U.S. laws, relationships with medical professionals, and fair dealings with third parties.

The Board has adopted a Code of Ethics (which is available on the Company’s website at www.Alpharma.com by clicking first on the “About Alpharma” tab and then on the “Our Business Guidelines” tab, and in print, without charge, to any Stockholder requesting a copy in writing to “Investor Relations” at the Company’s offices in Bridgewater, New Jersey) that, in addition to the Business Conduct Guidelines, applies to the Company’s CEO, Chief Financial Officer and Controller. The Code of Ethics requires such officers to engage in and promote honest and ethical conduct, protect the Company’s and its customers’ confidential information, produce full, fair, accurate, timely and understandable disclosure in reports to the Commission and other regulators and in other public communications, to comply with applicable laws, rules and regulations of governments and self-regulatory organizations, and to report promptly to the Audit Committee violations of the Code of Ethics.

Director Identification and Selection

In identifying acceptable potential director candidates, the Nominating and Corporate Governance Committee seeks input from Board members and other sources so that a variety of viewpoints are considered. The Nominating and Corporate Governance Committee may also engage independent search firms. However, the Nominating and Corporate Governance Committee ultimately determines which candidates are to be recommended to the Board for approval. Board candidates are considered based on various criteria which may change over time and as the composition of the Board changes. At a minimum, the Nominating and Corporate Governance Committee considers a candidate’s personal and professional ethics, integrity and values, commitment to representing the interests of the stockholders, demonstrated wisdom and mature judgment and diversity of experience at policy-making levels in business, government, education and technology, and in other areas that are relevant to the Company’s global activities. The Board does not believe that arbitrary term limits on directors’ service are appropriate, nor does it believe that directors should expect to be routinely re-nominated on an annual basis. The

Nominating and Corporate Governance Committee also considers such other factors as may be appropriate including the current composition of the Board and evaluations of prospective candidates.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. Shareholders wishing to submit a director candidate for consideration by the Committee should submit the recommendation to Alpharma Inc. Nominating and Corporate Governance Committee, c/o Secretary, 440 Route 22, Bridgewater, New Jersey 08807 not less than 120 days nor more than 150 days prior to the annual meeting date (determined based on the same date as the previous year’s annual meeting). The request must be in a writing setting forth the name of the person to be nominated, the number and class of all shares of each class of stock of the Company beneficially owned by such person, the information regarding such person required by paragraphs (a), (e) and (f) of Item 401 (director identification, business experience and involvement in legal proceedings) of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any regulation subsequently adopted by the Securities and Exchange Commission applicable to the Company), such person’s signed consent to serve as a director of the Company if elected, such stockholder’s name and address and the number and class of all shares of each class of stock of the Company beneficially owned by such stockholder. The Nominating and Corporate Governance Committee may also request additional background or other information.

Executive Sessions of Outside (Non-Management) Directors

The Chairman of the Board presides at executive sessions of outside (non-management) directors, held at regularly scheduled times throughout the year. Outside (non-management) directors are those who are not Company officers. Except for Mr. Mitchell, all of the Company’s directors are outside (non-management) directors. In addition, the independent directors also meet periodically without the presence of non-independent directors.

Communications from Stockholders and Other Interested Parties

Stockholders and other interested parties may send communications to the Board (and to individual directors) through the Secretary of the Company, Mr. Robert F. Wrobel. The Secretary will forward to the directors all communications that, in his judgment, are appropriate for consideration by the directors. The Secretary will consider most commercial solicitations and other matters not relevant to the Company’s stockholders, the Board, or to the Company in general, to be inappropriate for consideration by the directors. Stockholders and other interested parties may communicate directly with the Chairman of the Company’s Audit Committee by sending an e-mail to auditchair@alpharma.com. Stockholders and other interested parties may communicate with outside (non-management) directors, individually or as a group, by sending an e-mail to outsidedirectors@alpharma.com.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2006, Mr. Ramon Perez (Chairman), Mr. Peter G. Tombros, and Mr. Finn Berg Jacobsen served on the Compensation Committee. None of these directors have ever been an officer or employee of the Company or any of its subsidiaries or any other company for which an executive officer of the Company serves as a director, nor have they engaged during 2006 in any transaction, had any business relationship, or incurred any indebtedness that would require disclosure in this Proxy Statement.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee (“we” or the “Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on those reviews and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Commission.

Compensation Committee

Ramon M. Perez, Chairman
Finn Berg Jacobsen
Peter G. Tombros

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Activities of the Compensation Committee in 2006

The Committee held 16 meetings in 2006. The Committee has a set calendar for taking up routine compensation matters throughout the year and adds items and meetings, as necessary, to address non-routine compensation matters and developments.

At each meeting there is a standing agenda of discussion topics to be addressed. As noted above, the Committee meetings are generally attended by each Committee member, the CEO, the EVP, HR, and the Compensation Consultant. In addition, in 2006 the Committee requested that a member of the Company’s Legal Department attend each meeting in order to provide legal input to the matters discussed during the meetings.

In addition to making all decisions on the compensation and benefit arrangements covering the Company’s Leadership Team, the Committee in 2006 also:

•	Evaluated the overall executive compensation philosophy, positioning, and benchmarking, and made changes as discussed throughout this Compensation Discussion and Analysis;

•	Participated in the review of CEO candidates, and the hiring decisions pertaining to the Company’s new CEO, Dean Mitchell, who started with the Company in July 2006;

•	Facilitated the transition between the Company’s former CEO, Ingrid Wiik, who retired in June 2006, and the new CEO;

•	Evaluated the succession needs and assessed pay positioning with respect to executives who left during 2006 (Matthew Farrell, EVP, Finance and CFO, and George Rose, EVP, Human Resources and Communications), to those who announced their intent to retire (Robert Wrobel, EVP, Chief Legal Officer and Secretary), and to new hires (Stephan Aigner, EVP, Business Development);

* This Compensation Committee Report is not deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Securities Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either of such Acts.

•	Reviewed the performance of the Company’s Leadership Team, and approved pay decisions commensurate with that performance;

•	Reviewed other aspects of the Company’s relationship with its top executives, such as share ownership by these individuals, succession planning, severance plan design, and the ability of the Company to recruit and retain the desired level of executive talent;

•	Reviewed the treatment of outstanding equity-based awards with respect to the impact of dividends paid on the Company stock;

•	Reviewed the regulatory influences on executive pay in 2006; and

•	Conducted a review and assessment of the Committee’s own activities and performance.

Throughout early 2007, the Compensation Committee worked with the CEO and EVP, HR to determine the appropriate terms of transition of Mr. Campbell from interim Chief Financial Officer to fully appointed Chief Financial Officer.

General Compensation Philosophy

In 2006 the Compensation Committee undertook a study to help foster tight alignment between the Company’s new strategic direction and the compensation programs that are made available to the Company’s executives. This study identified several executive attributes that should be supported by prospective pay arrangements:

•	A mindset focused on strategic corporate directives;

•	Orientation toward growth and the corporate actions necessary to spur that growth;

•	Comfort with balanced business risk; and

•	Acceptance of leveraged compensation opportunities that deliver targeted value only when strict performance expectations are accomplished.

The Compensation Committee believes that the Company’s prospective strategic operating objectives will be best supported by executives who exhibit the above attributes. The Committee also believes that alignment of the Company’s executive pay programs with these attributes suggests the advisability of making some changes in the design and positioning of current executive compensation programs. In particular, the Company’s pay programs should:

•	Be supportive of a high-performance culture;

•	Offer competitive levels of pay opportunities, when evaluated against executive positions within similar organizations and operations;

•	Introduce a significant degree of variability of pay outcome, consistent with business results over the period that each incentive opportunity is outstanding;

•	Reward contributions to Company growth and shareholder value creation; and

•	Reward teamwork and individual excellence.

The above considerations indicate a shift in emphasis toward a higher degree of variable pay. In addition, the Committee believes that executive pay opportunities should focus in a more tailored way on each executive’s line-of-sight authority and accountabilities. Accordingly, the Committee is receptive to allowing some variance between internal pay positioning, with the objective of crafting appropriate opportunities based on each executive’s specific contributions and potential. At the same time, the Committee desires to maintain a significant degree of internal parity in order to encourage teamwork across functions.

Specific Pay Positioning

The principles outlined above contributed to some changes in 2006 with respect to the positioning of executive pay. Because the parameters that were applied to pay decisions in early 2006 (“Pre-Transition Positioning”) were different than those that were applied toward the end of 2006 (“Post-Transition Positioning”), the following discussion provides details regarding the pay positioning principles during each of these periods:

Pre-Transition Positioning

The sale of the Generics division of the Company in December 2005 resulted in significant changes in the size and operational mix of the Company. Soon after close of the sale, the Company announced that it was considering “strategic alternatives” for the remaining business, introducing uncertainty and potentially fueling talent flight at a critical juncture in the Company’s history.

This all occurred at the same time that 2006 pay decisions were being made. In order to help promote stability through this period, the Compensation Committee elected in 2006 to maintain the basic pay positioning that applied in 2005 and earlier years. Accordingly, the pay positioning in the Pre-Transition period applied the following principles that guided pay decisions in 2005 and earlier (note that the following description provides the rationale behind the overall decisions that were made by the Committee on executive pay, but that certain exceptions were made in the case of top executives who departed during the year (Ingrid Wiik and Matthew Farrell), as well as the Company’s new CEO who was hired during 2006 (Dean Mitchell) and the then interim CFO (Jeffrey Campbell); these exceptions are discussed separately below and within the section of this proxy entitled “Potential Payments upon Termination or Change in Control”):

•	Peer Companies: The same companies used as a reference in 2005 for executive pay levels and design were used during this period. Due to varying degrees of data availability for certain executive positions, as well as data sources that were more relevant for some segments of the Company’s employee population, the peer groups that were used as primary and secondary market references varied somewhat by executive position. Details on the three primary data sources and their use in the Pre-Transition period are as follows:

•	CEO and CFO Positions: Publicly disclosed data on the pay of similarly situated executives among the targeted peer organizations is readily available, so proxy disclosures of the peer companies were used as a primary reference point for determining the market pay for the CEO and CFO roles. A list of comparable

“specialty pharmaceuticals” was compiled in consultation between management and the Compensation Committee. These companies were:

Axcan	Medicis
Biovail	MGI
Cephalon	Noven
Connetics	Pharmion
Endo	QLT
First Horizon	Salix
Forest	Shire
King	Watson
KOS

In addition, data from Hewitt Associates’ Total Compensation Measurement DataBase (“TCM”) was referenced in cases in which the TCM system included data from companies involved in the specialty pharmaceutical industry. These companies included:

Allergan	Mylan
Barr	Perrigo
Forest	Valeant
Ivax	Watson
King

•	Business Unit Heads and Top Corporate Staff Positions: The available proxy disclosures described above provide less robust data for executive positions other than the CEO and CFO roles. Accordingly, a more comprehensive source of data for these positions was needed. In addition, since the relevant talent market includes large pharmaceuticals, pay data from these companies was viewed by the Committee as relevant in determining appropriate pay levels at the Company.

The Committee determined the appropriate market levels of pay for these positions through primary reference to TCM, with specific focus on comparable positions within the pharmaceutical companies participating in TCM. The companies included within Hewitt’s TCM system that were referenced as part of large pharmaceutical organizations were:

Abbott	Merck
Alcon	Mylan
Allergan	Novartis
Amgen	Novo Nordisk
AstraZenica	Pfizer
Bristol-Myers Squibb	Schering-Plough
CIBA Vision	Takeda
Eli Lilly	TAP
J&J	Wyeth

In cases in which this data required supplementation, the Committee also received data on general industry practices from Hewitt’s TCM. This data set provides a more comprehensive source of pay information, albeit from broader industry sources than pure pharmaceuticals. The Committee deemed this information to be important not only for purposes of supplementing the available data from pharmaceutical companies, but also due to the fact that general industry serves as a source of executive talent.

Representative companies from Hewitt’s general industry TCM database include:

Advo	Medtronic
Allergan	Quest Diagnostics
ALLTEL	Rayonier
Anadarko	Tribune Co
Clorox	Viad
Ecolab	Vulcan Materials
Fortune Brands	Waters Corp
Kohls	Williams-Sonoma

•	Other Executive Positions: The Committee relied upon data from both general industry and pharmaceutical cuts from Hewitt’s TCM, depending upon the degree of relevance of each talent pool for each given executive role, as well as the degree to which each role had sufficient data references available.

•	Pay Level Benchmarking: Throughout 2005, each major element of pay (base pay, targeted bonus, and long-term incentive grant-date values), as well as the total value of the compensation program for each executive, was targeted at the median pay levels among the identified peer group. Pay decisions for 2006 were addressed during the period in which the sale of Generics was completed, as well as during the period that the Company had announced that it was pursuing strategic alternatives.

In order to minimize disruption through this period, the Compensation Committee sought to maintain as much stability through the pay program as possible. With this goal, the Committee decided to leave in place all levels of pay and the general pay design applying to executive pay opportunities. Accordingly, base pay levels, targeted bonus opportunities, and long-term incentive award grant values for 2006 were set at levels equal to 2005 levels. Benchmarking of competitive pay opportunities among the peer companies was done by regressing the peer company data to the 2005 revenue level of the Company.

The Committee also determined that the general pay positioning principles that existed before the Generics sale would be continued indefinitely for executives whose employment with the Company pre-dated the sale. In contrast, for executives hired after the Generics sale, the new pay positioning (described below under “Post-Transition Positioning”) principles would apply.

The Company’s pay positioning generally resulted in total compensation opportunities (other than for the two CEOs who served during 2006, discussed below in this section) that approximate 50th percentile levels when measured against companies of a similar size prior the Company’s sale of the Generics business unit. When measured against companies having similar revenues to the Company after the Generics sale, the total targeted compensation opportunities of the Company’s top executives generally exceeded 50th percentile levels by 50%-60%. However, actual bonuses paid in 2006 (for 2005 performance) were significantly below median levels, drawing total compensation actually delivered closer to 50th percentile levels when regressing to the post-Generics sale revenues.

Ingrid Wiik’s total targeted compensation was 5% above the 50th percentile level when measured against the Company’s post-Generics sale revenue size. Ms. Wiik’s total compensation delivered was 4% above the 50th percentile level of the Specialty Pharmaceutical peer group.

Dean Mitchell was offered sign-on inducements to recruit him to serve as the Company’s CEO after Ingrid Wiik’s retirement. These sign-on awards resulted in total compensation opportunities for Mr. Mitchell in 2006 which fell slightly below the 50th percentile levels of the Specialty Pharmaceutical peer group (even when allocating the entire value of the sign-on awards to 2006). The total pay package offered to Mr. Mitchell in 2006 exceeded the 50th percentile of the general industry peer group (regressed to the Company’s post-Generics sale size) by 65%, but was 14% over the median of this peer comparison when excluding the value of the sign-on award.

•	Incentive Opportunities: The Company’s incentive arrangements for executives consist of annual bonus and long-term incentive opportunities. These incentives align management with critical Company goals, helping promote the accomplishment of near-term and long-term performance along the lines deemed important by the Committee. In addition, the design and operation of these arrangements are generally consistent with marketplace practices, and the Committee feels it appropriate to provide overall pay opportunities that make the Company’s compensation program competitive with those of the Company’s competitors for talent.

In 2006, the Committee provided for the following incentive arrangements:

•	Annual Bonus in 2006: As noted above, the targeted bonus opportunities for 2006 were established at the same levels as existed in 2005, before the sale of Generics. In order to further maintain consistency of the pay program between 2005 and 2006 (and thereby further promote stability in the wake of the Generics sale), the basic operation of the program was retained for 2006.

Further, since the Company’s financial operating objectives in 2006 were similar to 2005, the performance metrics in 2006 were the same as those used in the executive bonus program in 2005 (Operating Income and Cash Flow). With respect to the corporate-wide performance goals, these metrics were measured at the consolidated corporation level. In cases in which an executive is head of an operating unit, the Operating Income and Cash Flow metrics were also measured at the business unit level.

The Committee believes that in 2006 these metrics continued to best reflect the executive team’s success in contributing to disciplined company growth. In addition, these metrics are widely understood and accepted among the executive team, and are representative of typical annual bonus program design, and thereby contribute to the degree of conformity with market practice.

The relationship between targeted bonus amounts and base pay for Leadership Team members in 2006 was also the same as that in 2005 (targeted bonus of 100% of base pay for the CEO and 50% of base pay for the other members of the Leadership Team). The Committee feels it is important to maintain the consistency of this relationship across the members of the Leadership Team in order to encourage a common focus and teamwork among these top executives.

Consistent with the notion of maintaining the general design and operation of the 2005 Leadership Team bonus opportunities into 2006, the Committee established the same relative performance metric weightings for top executives in 2006 as was the case in 2005. Specifically, the members of the Leadership Team had 70% of their total annual bonus opportunity tied to the achievement of corporate results at the consolidated corporation level, and 30% of the opportunity tied to the accomplishment of goals relating to each executive’s business unit or function, as appropriate. The Committee believes that this created the appropriate line-of-sight accountability for each executive, based on relative contribution to overall corporate results vs. line of business or functional results.

The performance-payout relationship for the 2006 annual bonus opportunity for members of the Leadership Team also continued the 2005 design, as follows:

Percentage of Corporate/Business Unit	Funding Percentage (Percent of Total
Operating Income and Cash Flow Goals	Target Payouts for Combined Operating
Achieved	Income and Cash Flow Components)

Less than 80%	Some funding may be available at senior leadership’s discretion to reward top performers
80%	40%
90%	80%
100% (target)	100%
110%	120%
120%	150%
Above 120%	Discretionary

The Committee believes that the above performance-payout relationships appropriately reward performance above targeted levels, and provides for significantly reduced payouts when performance falls short of goals. The Committee feels the steep performance-payout slope is properly reflective of the desired performance-based culture sought at the Company.

Application of the payout formula, which the Compensation Committee believes was set — both individually and collectively — at aggressive levels in order to motivate superior performance, yielded average incentive payments ranging from approximately 92% to 110% of target levels.

•	Long-Term Incentive Awards in 2006: In 2006 the Committee also desired to maintain general incentive opportunities in 2006 along lines consistent with 2005 practices. This called for a balance of highly leveraged opportunities in the form of stock options and vehicles that would help promote retention of key employees through the announced review of strategic alternatives (restricted stock). This award mix served the dual roles of linking executives tightly with the return of shareholders and invoking retention incentives to preserve the executive team through a period of substantial change.

The above considerations resulted in awards of equity-based long-term incentives in 2006 having the following characteristics:

•	Grant-date values of the aggregate awards to each top executive equal to the grant-date values of long-term incentive vehicles granted in 2005;

•	50% of the grant-date value being delivered in the form of stock options and the remaining 50% being delivered in the form of restricted shares; and

•	Vesting and other terms of the awards being consistent with awards made in 2005 — stock options vest on a graded basis over the four-year period after grant, and restricted stock granted to members of the Leadership Team vests 100% at the end of the three-year period following grant.

Consistent with past practice, regular annual awards of equity-based incentives in 2006 were generally made in late February and early March. Dean Mitchell was granted equity-based long-term incentives on July 3, 2006, the first business day after his employment commencement date with the Company.

As has been the Company’s practice in past years, all options were granted with an exercise price equal to the Company’s closing stock price on the date of grant. The Committee believes that this is the most appropriate benchmark for stock price on the date of grant.

•	Conversion of Performance Units: Due to the impact of the sale of the Generics business in 2005, the operation of the performance metrics associated with outstanding performance units (initially granted in 2004) was dramatically changed. Originally, the degree of earning of these performance units was based on the Company’s total shareholder return vs. that of a group of identified peer companies. The peer group of companies was identified significantly before the sale of the Generics business, and reflected a group of large diversified pharmaceuticals that were much more representative of the Company’s mix of business operations prior to the Generics sale than after.

The scope of the changes brought about by the Generics sale made it inappropriate to continue to track the pre-selected peer group of companies. In the Committee’s opinion, the Generics sale so changed the basic operation of the performance metrics under the performance unit program that the outstanding awards had to be revised to more appropriately motivate behavior within the post-sale organization. Therefore, the Compensation Committee determined that because the peer group of companies was no longer applicable, each outstanding performance unit should be valued at the 60th percentile, which equals $100 per unit. The vesting of performance units awards remains unchanged (i.e., at the end of the scheduled three-year performance period), and if a holder of an award were to voluntarily terminate employment prior to vesting, the entire unpaid balance would be forfeited. Specifically, performance units granted in 2004 vested on December 31, 2006 and performance units granted in 2005 will vest on December 31, 2007.

•	Retention Incentives: The sale of Generics and the following announcement that strategic alternatives by the Company would be reviewed created a significant risk to retention of key executive talent. In order to help minimize the potential talent flight, at the end of 2005 the Company extended cash-based retention opportunities to the Leadership Team and selected other individuals, contingent on continued employment through specified vesting dates. The value of these retention incentives was established by reference to median market practices in the context of retention awards during a period of corporate restructuring. These retention arrangements were incorporated within contracts that also provide the terms of severance protections associated with any possible future change in control of the Company.

Specifically, the retention incentives of each of the top executives listed in this proxy as a named executive officer (and who was employed by the Company immediately after the close of the Generics sale in December 2005) except Ms. Wiik and Mr. Campbell had a total potential value equal to the executive’s then current annual base salary plus target bonus. The retention incentives vested one-third on June 30, 2006, one-third on December 29, 2006, and the final one-third will vest on June 29, 2007. However, if an executive voluntarily terminates employment prior to a vesting date, all unvested amounts of the retention incentive are forfeited at that point.

Post-Transition Positioning

As noted above, the Company’s pay positioning and benchmarking was revised in 2006 in the aftermath of the sale of Generics. The Generics sale significantly reduced the overall size of the organization and changed the mix of operations. While this change had a substantial impact on executives at the corporate level, the impact on executives within the surviving operating units was less significant, as these operations generally are run fairly autonomously.

In addition to the operational changes brought about by the sale of Generics, the composition of the Compensation Committee was substantially changed mid-year (due to the overall reduction in Board seats), and Mr. Mitchell was hired as the new CEO after the retirement of Ms. Wiik. Further, the Company undertook a review of the organization’s strategy, which indicated certain directional changes in 2006 and beyond. These events all contributed to a fresh review in 2006 of the general pay positioning and benchmarking, as well as a review of the peer groups of companies against which compensation comparisons are made.

It is important to note in this regard that, while the directional changes in compensation positioning were agreed upon by management and the Compensation Committee in 2006, the impact of these new principles on actual pay decisions will not occur until 2007, and will be phased-in over multiple years. This portion of the Compensation Discussion and Analysis describes the changes in compensation design and targeting that occurred in 2006 as a result of these events:

•	Peer Companies: The same basic principles will be applied in 2007 to the composition of compensation peer groups as were applied in 2006. However, given the changes in the Company’s operational mix and size, the actual companies in the peer groups will change somewhat, as follows:

•	Leadership Team Members: The primary reference for pay benchmarking of Leadership Team members in 2007 is top executive pay among specialty pharmaceutical companies. Given the Company’s increasing alignment with strategic operational directions among specialty pharmaceutical companies, the Committee feels it is most appropriate to reward top executives in line with prevalent practices within this industry.

The new strategic focus will require executive leadership that has a skill set and mindset consistent with top leaders of companies in the specialty pharmaceutical industry. Accordingly, the most relevant talent pool for executive leadership will increasingly be the specialty pharmaceutical industry.

The Compensation Committee, in conjunction with top management, has identified a group of specialty pharmaceutical companies that best represent the Company’s strategic positioning within this industry. The specialty pharmaceutical companies used as a peer group in this regard for 2007 are:

Allergan	KOS
Axcan	Medicis
Biovail	MGI
Cephalon	Noven
Connetics	Pharmion
Endo	QLT
First Horizon (now Sciete)	Salix
Forest	Shire
King	Valeant

Because this peer group of companies has been specially identified for this purpose, the Committee is limited in its review of executive pay practices among these companies to disclosures included within public filings. Further, because of the necessary reliance on proxy statement disclosures of pay (which are generally limited to a company’s top five highest-paid executives), information from this source is necessarily limited.

Accordingly, the Committee has reviewed the pay practices among these companies with respect to the three top executive positions that are commonly included among the top five highest-paid — the CEO,

the CFO, and the General Counsel positions. The pay data for these positions within the selected group of specialty pharmaceutical companies is relatively robust, and the Committee has made primary reference to these practices when evaluating the appropriate pay positioning for 2007. However, the Committee also feels it is advisable to further review the pay practices among general pharmaceutical companies, and has evaluated the pay of top leaders among these peer companies as well.

Although information on specific pay levels of executives below the CEO, CFO, and General Counsel positions is sparse, significant information on general incentive design among these companies is available through proxy filings. Accordingly, while tailored pay benchmarking below the CEO, CFO, and General Counsel positions is not possible, the Committee has evaluated general pay design and relative levels, and has applied these general precepts to the pay design and relative pay levels of Leadership Team members in general.

In order to help fill in some of the information gap arising as a result of the sparse publicly available data pertaining to top executive pay among specialty pharmaceutical companies, the Committee also reviewed pay data from more robust sources of information. In particular, the Hewitt TCM database provides substantial pay level and design information relating to companies within the general pharmaceutical industry, as well as companies more broadly within general industry. Due to the fact that the Company’s location plays a significant role in defining the available talent pool, when evaluating companies in general industry, the Committee placed particular emphasis on pay practices among manufacturing companies within the Northeastern United States.

For purposes of compiling a compensation peer group reflecting the general pharmaceutical industry, the same basic pharmaceutical companies will be referenced in 2007 as were referenced for Business Unit Heads and top corporate staff positions in 2006 (described above in the Compensation Discussion and Analysis under “Pre-Transition Positioning”). There may be some minor changes due to data availability within Hewitt’s TCM system, but the same group will be referenced, to the extent available.

There will be a change in 2007 to the secondary set of peer companies referenced for purposes of gaining insight into pay practices among companies involved in general industry (beyond pure pharmaceuticals). Specifically, this secondary reference will be made to industrial companies within Hewitt’s TCM system, but only with respect to such companies that have significant employee populations in the Northeast United States. This focus will help tailor pay comparisons to regional norms, thus helping tailor comparisons more narrowly to the Company’s talent pool.

•	Other Executive Positions: As was the case in 2006, the Committee will primarily refer to the general pharmaceutical company and general industry peer groups for purposes of benchmarking market pay for these positions. The Committee feels that these peer groups provide the most relevant data set in determining competitive pay levels for these roles. As is the case with executives within the business units, the Committee will apply general design principles and will reference general pay alignment among companies within the specialty pharmaceutical industry. In this regard, the Committee feels it is important to maintain a significant amount of internal parity — both in terms of general design of compensation arrangements, and in terms of relative pay levels.

In addition to referring to the competitive data sources described above, the Compensation Committee will apply subjective discretion in determining the specific pay of individual executives. In this regard, the Committee desires to engender general internal parity among comparable roles within the Company, but also preserves the discretion to deviate from a pure focus on market pay levels when necessary to recruit and/or retain the right executive talent. Accordingly, exceptions to the general market positioning will exist where the Committee deems it advisable to secure the services of key executive talent.

•	Pay Level Benchmarking: The Compensation Committee has established general prospective competitive pay benchmarking objectives as follows:

•	Base Pay: 50th percentile levels among the relevant peer organizations;

•	Targeted Bonus: In general, 50th percentile levels among the relevant peer organizations, but also provide continuity with respect to the existing parity of bonus targets among Leadership Team members (100% of base pay for the CEO as required by contract, and 50% of base pay for other members of the Leadership Team);

•	Long-Term Incentives: Grant-date targeted values established at 50th-75th percentile levels among the relevant peer organizations in 2007, with the goal of phasing-in alignment with 75th percentile levels over a two-to-three-year period; and

•	Resulting Overall Targeted Pay: 50th-75th percentile levels when compared to the relevant peer organizations. Alignment with the targeted total pay objective is scheduled to occur over a two-to- three-year transition period, with the understanding that Leadership Team total pay in 2007 will generally fall below the ultimate targeted benchmark levels. The Committee preserves the flexibility to make exceptions to the above general principles in order to respond to competitive market forces impacting selected individuals, and in order to properly adjust to specific talent needs that may merit individualized arrangements.

The Committee believes that the above benchmarks most appropriately support the prospective strategic objectives of the Company, as articulated above in this Compensation Discussion and Analysis. In particular, a heightened focus on growth and strategic advances in 2007 and ensuing years, as well as the recruitment and retention of executives who embrace leveraged opportunities tied to stretch performance objectives, will be supported by the elevated emphasis on long-term incentive opportunities.

•	Incentive Opportunities: As was the case in 2006, the Company’s incentive opportunities in 2007 will consist of annual bonus and long-term incentive arrangements. The Committee has established the split between the equity and non-equity components of compensation in a manner consistent with typical market practices among the peer companies. In 2006, this relationship was aligned with typical practices among companies within the general pharmaceutical industry. For 2007, the proportion of total pay opportunities associated with equity-based incentives will increase, consistent with prevalent practices among specialty pharmaceutical companies.

The basic operation of the annual bonus program will be similar to that employed in 2006, with the following differences:

•	The mix of performance metrics will emphasize each executive’s specific line-of-sight responsibilities and accountabilities to a greater extent. For example, the percentage influence of overall corporate results for Leadership Team members will increase from 70% (in 2006) to 80% (in 2007). Similarly, leaders within the business units will have a larger percentage of their bonus opportunity tied to the achievement of business unit results. The Committee believes that execution on the Company’s prospective strategic plans will be supported by this fine-tuning of the performance metrics.

•	The pay-for-performance curve will be steeper, with more quickly escalating payouts for performance above target. In addition, the maximum payout opportunity for Leadership Team members will be increased from 150% of target to 200%, predicated on the achievement of performance levels at least

135% of targeted objectives. The Committee believes that this more steeply-sloped performance-payout relationship better supports the Company’s strategic goals for 2007 and beyond.

•	Revenue Growth will be added as a performance metric. The Company’s heightened emphasis on growth will be supported by the addition of this factor.

The Company’s evolving strategic operating goals also suggest the need to refine the mix of long-term incentives granted to executives. The Committee believes that the Company’s move toward a more growth-oriented strategy suggests that more leverage should be introduced into the long-term incentive program.

Accordingly, top executives in 2007 will receive a mix of options (representing 75% of the overall grant value), and performance-based restricted stock units (representing 25% of the overall grant value). This award mix will promote a steeper performance-payout relationship, thereby adding more leverage to the long-term incentive than existed in 2005 and 2006, when the award mix was 50% options and 50% restricted shares. This steeper slope is consistent with the general incentive move toward more leveraged incentive opportunities.

Elements of Compensation

The Committee has approved each element of compensation delivered to named executive officers, and has applied the principals described above to arrive at the established pay levels and designs. Some of the rationale underlying the choices with respect to which elements of pay are offered were:

•	Base Pay: The Committee views competitive base pay as an essential part of recruiting and retaining the talent necessary to drive the Company’s goals. The Committee believes that the Company’s position of providing 50th percentile base pay levels helps establish the foundation of a competitive compensation program that facilitates the Company’s recruiting and retention efforts.

•	Annual Bonus: As is the case with base pay, the Committee believes that competitive targeted bonus opportunities are a necessary part of offering a compensation program that will attract and retain the desired executive talent. In this regard, the Committee feels that establishing targeted bonus opportunities at the 50th percentile levels fosters this goal in an appropriate fashion.

As noted above in this Compensation Discussion and Analysis, the Committee seeks to drive its pay-for performance culture goals by establishing bonus opportunities that have a steep pay-for-performance slope. This sort of leveraged relationship attracts executives who are confident in their ability to drive superior performance, and also are accepting of the fact that above-median bonus payouts are inappropriate in years in which targeted performance is not achieved.

•	Long-Term Incentives: The Committee’s beliefs with respect to engendering a pay-for-performance culture apply equally in the case of long-term incentive opportunities. In addition to attracting executives with the desired pay-for-performance mindset, competitive long-term incentive opportunities are a critical part of the establishment of a compensation program that offers competitive overall compensation opportunities.

As noted above in this Compensation Discussion and Analysis, the Committee seeks to increase the role of long-term incentive opportunities at the Company. The Committee believes that the Company’s evolving strategic direction is best supported through a greater emphasis on incentives tied to the performance of the Company’s stock over three-to-four-year periods. Accordingly, in addition to employees at the Vice President and Director levels having the opportunity to receive long-term incentives, in 2007 the Committee authorized the allocation of 25,000 shares of Restricted Stock to a special CEO award pool which will be primarily targeted toward Managers to acknowledge special contributions and to retain high potential individuals.

•	Change in Control/General Severance Coverage: The section of this proxy entitled “Change in Control/Termination Payments” provides a comprehensive description of the various severance benefits offered by the Company to its executive officers. The Committee believes that offering termination protection along the lines provided in the Company’s severance programs is an important element of providing total compensation and benefits that is competitive with the Company’s competitors for executive talent.

Consistent with general market practice, and in line with the objective of offering compensation arrangements aligned with median practices, the vesting of equity-based incentives that are outstanding at the time of a Change in Control is accelerated upon consummation of the transaction. The Committee believes that, in addition to providing market-competitive coverage, this ’single trigger’ activation provision appropriately protects incentive values that have been earned up to the point of a transaction. In addition, the vesting activation encourages the successor entity to implement new arrangements aligned with post-change in control objectives following the close of the transaction.

In order to further align with competitive market practices, cash severance protections associated with a qualifying termination following a change in control become activated only upon the employment termination (i.e., “double trigger” activation). The Committee believes that, in addition to aligning with prevalent practices, this design helps encourage executive retention following a transaction.

•	Retirement, Savings, and Deferred Compensation Programs: The Committee believes that a contemporary retirement program is essential to help eligible employees accumulate financial resources for retirement. In this regard, the Committee feels that the 401(k) Savings Plan, the Supplemental Savings Plan and the Employee Stock Purchase Plan achieve this goal.

•	Health, Life Insurance, Disability, and Similar Benefits: The Committee recognizes that the Company’s greatest resource is its employees, and therefore feels that it is appropriate to offer comprehensive and affordable health and welfare benefits to eligible employees and their eligible family members.

•	Other Benefits and Perquisites: As is the case with Retirement, Savings, and Health and Welfare Benefits, the Committee believes that additional benefits such as paid time off and tuition assistance are a necessary part of offering eligible employees a competitive and comprehensive benefits package.

Certain employees are also eligible to receive an Executive Allowance, including the CEO ($35,000 per annum), the Leadership Team ($28,600 per annum) and Vice Presidents ($23,400 per annum). The Executive Allowance is delivered in lieu of executive perquisites. This arrangement provides comparable value to executives to executive perquisites commonly offered to similarly situated officers.

•	Impact of Regulatory and Similar Requirements: Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the annual amount of compensation (other than compensation that qualifies as “qualified performance-based compensation”) that publicly held companies may deduct for federal income tax purposes for certain executive officers.

The Committee believes that tax deductibility is an important factor, but only one factor, to be considered in evaluating a compensation program. Thus, while our performance-based incentive plans have generally been designed and administered to maintain tax deductibility, including shareholder approval of the plans, the Company believes competitive and other circumstances may require, in some instances, that the interests of the Company and its shareholders are best served by providing compensation that is not fully tax deductible. Accordingly, the Committee may continue to exercise discretion to provide base salaries or other compensation that may not be fully tax deductible to the Company.

Many other tax code requirements, SEC regulations and accounting rules affect the delivery of executive pay and are generally taken into consideration as programs are designed and developed. The Company’s goal is to create and maintain plans that are in full compliance with these requirements, and that provide for the most efficient delivery of compensation, both with respect to payment by the Company and receipt by the employee. These include but are not limited to FAS 123R and IRC 409A, and Section 16 of the Securities and Exchange Act.

Appointment of Jeffrey S. Campbell to Chief Financial Officer Role

In early 2007, the Compensation Committee worked with the CEO and EVP, HR to establish the appropriate employment terms associated with the transition of Mr. Campbell from VP, Finance and interim Chief Financial Officer to Executive Vice President and Chief Financial Officer. The pay decisions were based on alignment of Mr. Campbell’s total compensation opportunities with the pay benchmarking principals described above, under “Post-Transition Positioning”.

SUMMARY COMPENSATION TABLE

The following table provides information concerning the compensation of the Chief Executive Officer, the Chief Financial Officer, the former Chief Executive Officer, the former Chief Financial Officer, and the three other most highly compensated executive officers (the named executive officers) for fiscal 2006.

							Change in
							Pension
							Value and
							Nonqualified
				Stock	Option	Non-equity	Deferred	All Other
		Salary	Bonus	Awards	Awards	Incentive Plan	Compensation	Compensation	Total
	Year	($)	($)	($)	($)	Compensation ($)	Earnings ($)	($)	($)
Name and Principal (a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Dean J. Mitchell	2006	$300,481	$100,000	$158,200	$135,927	$625,000	$—	$92,635	$1,412,244
President & Chief Executive Officer
Ingrid Wiik	2006	$368,443	$—	$579,910	$640,105	$—	$899,287	$5,370,162	$7,857,907
Former Vice Chairman of the Board President & Chief Executive Officer
Jeffrey S. Campbell	2006	$291,554	$320,500	$192,390	$67,293	$—	$10,691	$39,534	$921,962
Executive Vice President & Chief Financial Officer
Matthew T. Farrell	2006	$311,538	$234,533	$(164,743)	$97,440	$—	$11,746	$57,260	$800,321
Former Executive Vice President, Finance & Chief Financial Officer
Ronald N. Warner	2006	$400,000	$619,067	$228,539	$132,844	$225,000	$14,664	$70,384	$1,690,499
President, Pharmaceuticals & Executive Vice President, Compliance & Intellectual Property
George Rose	2006	$294,231	$575,978	$(90,996)	$37,367	$125,000	$15,257	$384,848	$1,481,013
Executive Vice President, Human Resources & Communications
Robert F. Wrobel	2006	$410,000	$429,067	$126,020	$178,272	$200,000	$35,236	$54,067	$1,432,661
Executive Vice President, Chief Legal Officer & Secretary

Footnotes:

Column (d) —	Includes the following bonuses paid or earned during 2006: Mr. Mitchell — $100,000 signing bonus; Mr. Campbell — $220,500 guaranteed bonus for his continued service as interim CFO through year end 2006, and performance units valued at $100,000; Mr. Farrell — retention incentive of $234,533; Mr. Warner — retention incentive of $419,067, and performance units valued at $200,000; Mr. Rose — retention incentive of $319,067, payment of $76,911 related to an option forfeiture, and performance units valued at $180,000; and Mr. Wrobel — retention incentive of $429,067.

Column (e) —	Reflects Stock Awards valued in accordance with SFAS 123R, which requires recognition of the fair value of stock-based compensation in net earnings, including the impact of compensation reversals due to award forfeitures. Compensation for restricted stock is recorded based on the market value of the stock on the grant date. The Company recognizes stock-based compensation expense over the requisite period of individual grants, which generally equals the vesting period of the grant (ref. Form 10-K, Notes to Consolidated Financial Statements). The following restricted stock awards were forfeited in 2006: Mr. Farrell 40,610 shares with negative impact of $252,546, and Mr. Rose 20,800 shares with negative impact of $139,328. The impact of these forfeitures is reflected in the values shown. Ms. Wiik’s stock award value includes compensation cost associated with a grant of 5,000 restricted shares, which she received as a Director following her retirement on June 30, 2006.

Column (f) —	Reflects Option Awards valued in accordance with SFAS 123R, which requires recognition of the fair value of stock-based compensation in net earnings, including the impact of compensation reversals due to award forfeitures. The Company estimated the fair value, as of the date of grant, of options outstanding in the plan using the Black-Scholes option pricing model. The Company recognizes stock-based compensation expense over the requisite period of individual grants, which generally equals the vesting period of the grant (ref. Form 10-K, Notes to Consolidated Financial Statements). The following stock option awards were forfeited in 2006: Mr. Farrell 49,150 shares and Mr. Rose 15,180 shares. These forfeitures had no impact on the reported values.

Column (g) —	Reflects the annual target bonuses earned under the Alpharma Inc. Executive Bonus Plan, calculated as a percentage of annual base salary as follows, and adjusted based on individual and company performance: 100% for CEO, 50% for named executive officers other than CEO. Ms. Wiik’s target bonus is disclosed in Col (i); Mr. Campbell was not awarded a target bonus in addition to a guaranteed bonus disclosed in Col (d); and Mr. Farrell was not awarded a target bonus, since his employment terminated in September 2006. Mr. Campbell was also granted an incentive payment of $285,246, which was earned in 2005, in connection with the sale of the Global Generics business, and paid in June 2006.

Column (h) —	Reflects the change in pension value for each named executive officer. There were no nonqualified deferred compensation earnings for the named executive officers.

Column (i) —	Includes the following items, other than perquisites or personal benefits, whose value exceeds $10,000: Mr. Mitchell — $26,764 for reimbursement of tax gross-ups; Ms. Wiik — matching contributions under the Company’s Savings Plan of $12,000, $173,943 for reimbursement of tax gross-ups, pro-rata bonus for 2006 of $355,000, special award of $1,475,000, retention payment of $1,456,547 including interest, performance unit payout of $854,780 including interest, vacation payout of $40,962, an amount of $742,424 as reimbursement for the Company’s failure to execute a pre-established 10b5-1 option exercise election, in accordance with Ms. Wiik’s written instructions, and board of director fees of $26,025; Mr. Farrell — vacation payout of $22,500; Mr. Warner — $11,168 for reimbursement of tax gross-ups; George Rose — severance payment of $328,600, and vacation payout of $17,308. Includes the following perquisites or personal benefits, whose value exceeds $25,000: Ms. Wiik — $185,021 for tax advice arising from her status as a Norwegian citizen resident in the U.S., and shifting her residence from the U.S. to Norway; Mr. Warner — executive allowance of $28,600; Mr. Rose — executive allowance of $28,050; Mr. Wrobel — executive allowance of $28,600. The Company also provided the following perquisites or personal benefits, whose value was less than $25,000: executive allowances for each of Messrs. Mitchell, Campbell and Farrell; holiday gift of wine for each named executive officer; Mr. Mitchell — reimbursement for legal fees, permanent residence sponsorship, and supplemental disability insurance; Ms. Wiik — reimbursement of relocation and telephone costs, an automobile allowance and retirement gifts; Mr. Farrell — unreimbursable medical expenses, and departure gifts; and Mr. Warner — unreimbursable medical expenses, and sales award gift.

Employment Agreements

The named executive officers are parties to employment agreements. For a discussion of the material terms of these employment agreements please see “Potential Payments upon Termination or Change in Control of the Company” on page 44.

Retention Agreements

In December 2005, the Company entered into retention agreements with Mr. Farrell, Dr. Warner, Mr. Rose and Mr. Wrobel providing for payments and other incentives and protections intended to encourage these executive officers to continue their employment with the Company after the significant changes anticipated as a result of the December 19, 2005 sale of the Generics Business to Actavis Group Hf. Pursuant to the retention agreements, each of these executive officers received a retention payment equal to his or her annual base salary and target annual bonus opportunity payable in one-third increments on each of June 30, 2006, December 29, 2006, and June 29, 2007, provided the executive officer remained employed by us on the applicable payment date. These payments may be accelerated upon (i) termination of the executive’s employment as a result of death or by the Company without cause or due to disability, (ii) a change of control of the Company under the Change in Control Plan, or (iii) for Dr. Warner, six months after a sale of the executive officer’s business segment.

The retention agreements provide further that if a change of control occurs or, for Dr. Warner, if there is a sale of his business segment, then the executive officer will be entitled to the following benefits in lieu of benefits (equal to two times the sum of the executive officer’s annual rate of base salary and target bonus opportunity) under Severance or Change in Control Plans:

•	Payment of a pro rated annual bonus, on terms described in the retention agreements.

•	Accelerated vesting of stock options, restricted stock and restricted stock units (subject to specified limitations for Dr. Warner).

•	Severance payments equal to two times the sum of the executive officer’s annual rate of base salary and target annual bonus opportunity.

•	Continued coverage under our medical, dental and life insurance benefits for two years after termination and outplacement services.

The severance payments, insurance coverage and outplacement services are only available if the executive officers cease to be employed by us, without cause or due to a constructive termination, subject to specified limitations described in the retention agreements.

The retention agreements contain non-competition obligations, pursuant to which the executive officers agreed to not engage in specified business activities that compete with the Company for a one-year period following a change of control or, for Dr. Warner, a sale of his business segment. The Company has also agreed to pay certain tax obligations of the executive officers under Section 4999 of the Internal Revenue Code of 1986, as amended.

On June 24, 2005 the Company entered into a retention agreement with Mr. Campbell providing for payments and other incentives and protections intended to encourage Mr. Campbell to continue employment with the Company after the significant changes anticipated as a result of the December 19, 2005 sale of the Generics Business to Actavis Group Hf. Pursuant to the retention agreements, in June 2006 Mr. Campbell received a retention payment equal to 100% of his base salary in effect on June 24, 2005.

Executive Termination Payments

Former Vice Chairman of the Board, President and Chief Executive Officer

As presented in Column (i) of the Summary Compensation Table above, in connection with her retirement and pursuant to her amended and restated employment agreement, Ms. Wiik was awarded (i) a pro rata bonus for 2006 in an amount equal to $355,000, paid on June 30, 2006, (ii) a special award of $1,475,000, paid on June 30, 2006, (iii) vacation pay equal to $40,962 and (iv) $2,253,333, payable in January 2007 (with interest on such amount between June 30, 2006 and the payment date).

Executive Vice President, Human Resources & Communications

As presented in Column (i) of the Summary Compensation Table above, in connection with his termination of employment, Mr. Rose was awarded (i) a severance payment of $328,600 and (ii) vacation pay of $17,308. These payments were made or accrued in accordance with the terms of Mr. Rose’s agreement.

GRANTS OF PLAN-BASED AWARDS

The following table provides information concerning the grants made to each of our named executive officers in fiscal 2006 under the Alpharma Inc. Executive Bonus Plan and the 2003 Omnibus Incentive Compensation Plan.

								All Other	All Other		Grant
								Stock	Option		Date
								Awards:	Awards:	Exercise	Fair
		Estimated Future Payouts			Estimated Future Payouts			Number	Number	or Base	Value of
		Under Non-Equity Incentive			Under Equity Incentive			of Shares	of Securities	Price of	Stock
		Plan Awards			Plan Awards			of Stock	Underlying	Option	and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Option
Name	Date	($)	($)	($)	($)	($)	($)	(#)	(#)	($/Sh)	Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Dean J. Mitchell
Alpharma Inc. Executive Bonus Plan		$—	$625,000	$937,500
2003 Omnibus Incentive Compensation Plan	7/3/2006							40,000			$949,200
2003 Omnibus Incentive Compensation Plan	7/3/2006								100,000	$23.73	$1,096,430
Ingrid Wiik
Alpharma Inc. Executive Bonus Plan		$—	$710,000	$1,065,000
2003 Omnibus Incentive Compensation Plan	7/1/2006							5,000			$120,200
Jeffrey S. Campbell
Alpharma Inc. Executive Bonus Plan		$—	$102,900	$154,350
2003 Omnibus Incentive Compensation Plan	2/27/2006							3,500			$110,670
2003 Omnibus Incentive Compensation Plan	2/27/2006								7,000	$31.62	$108,338
2003 Omnibus Incentive Compensation Plan	9/20/2006							20,000			$453,000
Matthew T. Farrell
Alpharma Inc. Executive Bonus Plan		$—	$225,000	$337,500
2003 Omnibus Incentive Compensation Plan	2/27/2006							5,400			$170,748
2003 Omnibus Incentive Compensation Plan	2/27/2006								12,650	$31.62	$195,783
Ronald N. Warner
Alpharma Inc. Executive Bonus Plan		$—	$200,000	$300,000
2003 Omnibus Incentive Compensation Plan	2/27/2006							5,400			$170,748
2003 Omnibus Incentive Compensation Plan	2/27/2006								12,650	$31.62	$195,783
George Rose
Alpharma Inc. Executive Bonus Plan		$—	$150,000	$225,000
2003 Omnibus Incentive Compensation Plan	2/27/2006							3,600			$113,832
2003 Omnibus Incentive Compensation Plan	2/27/2006								8,430	$31.62	$130,470
Robert F. Wrobel
Alpharma Inc. Executive Bonus Plan		$—	$200,000	$300,000
2003 Omnibus Incentive Compensation Plan	2/27/2006							2,700			$85,374
2003 Omnibus Incentive Compensation Plan	2/27/2006								6,330	$31.62	$97,969

Footnotes:

Column (d) —	Target Bonus is defined under the SEC Proxy regulations as the amount payable if the specified performance target(s) are reached. Target Bonus is defined under the EBP as the targeted amount of bonus award established for each eligible employee, expressed as a percentage of the employee’s base salary corresponding to the employee’s position at the end of the applicable incentive year; assuming his or her individual goals are achieved at the 100% level established by the Compensation Committee.

Column (e) —	Maximum Bonus is defined under the SEC Proxy regulations as the maximum payout possible under the plan. Maximum Bonus is defined under the EBP as an amount equal to 150% of a Participant’s Target Bonus.

Plan Award Terms

Plan awards for the 2006 fiscal year were made under our 2003 Omnibus Incentive Compensation Plan and our Executive Bonus Plan. As more fully discussed in the CD&A (see page 16 above), awards under the Executive Bonus Plan may be made to executive officers and key employees performing services for the Company in the form of a cash bonus at a target level. Target levels for each named executive officer are set as a percentage of base salary. Each of the named executive officers may receive more or less than his or her target level bonus, based upon the Company’s ability to achieve certain operating income, cash flow and revenue growth targets for 2007. In addition, for executive officers who are responsible for a specific business segment, a portion of his or her bonus depends on such business segment’s achievement of certain income, cash flow and revenue targets for 2007. As provided in the Executive Bonus Plan, the Compensation Committee has the discretion to vary any individual bonus award from the amount derived by the application of the criteria described above.

Plan awards under our 2003 Omnibus Incentive Compensation Plan were made in the form of stock options and restricted stock. Stock option awards vest at the rate of 25% on each of the first four anniversaries of the date of grant. Restricted stock awards granted in 2006 generally vest 100% three years from the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information concerning the current holdings of unexercised and unvested stock options and unvested restricted stock awards for each of the named executive officers as of the end of fiscal 2006.

	Option Awards					Stock Awards
									Equity
									Incentive
									Plan
								Equity	Awards:
			Equity					Incentive	Market
			Incentive					Plan	or Payout
			Plan					Awards:	Value of
			Awards:				Market	Number of	Unearned
			Number				Value of	Unearned	Shares,
	Number of	Number of	of			Number	Shares or	Shares,	Units or
	Securities	Securities	Securities			of Shares	Units	Units or	Other
	Underlying	Underlying	Underlying			or Units	of Stock	Other	Rights
	Unexercised	Unexercised	Unexercised	Option		of Stock	That Have	Rights That	That Have
	Options	Options	Unearned	Exercise	Option	That Have	Not	Have Not	Not
	(#)	(#)	Options	Price	Expiration	Not Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Dean J. Mitchell	—	100,000	—	$23.730	7/3/2016	40,000	$964,000	—	—

Ingrid Wiik	37,500	37,500	—	$19.800	3/8/2014	5,000	$120,500	—	—
	12,500	37,500	—	$11.170	5/12/2015

Jeffrey S. Campbell	—	3,750	—	$19.800	3/8/2014	3,500	$84,350	—	—
	—	5,625	—	$11.170	5/12/2015	5,000	$120,500
	—	7,000	—	$31.620	2/27/2016	3,500	$84,350
						3,500	$84,350
						20,000	$482,000

Matthew T. Farrell	—	—	—	—	—	—	—	—	—

Ronald N. Warner	20,000	—	—	$12.760	12/4/2012	9,000	$216,900	—	—
	9,000	9,000	—	$19.800	3/8/2014	15,000	$361,500	—	—
	—	12,650	—	$31.620	2/27/2016	5,400	$130,140	—	—

George Rose	20,000	—	—	$30.813	1/30/2007	—	—	—	—

Robert F. Wrobel	15,000	—	—	$32.250	1/7/2007	7,500	$180,750	—	—
	10,000	—	—	$35.000	2/24/2007	2,700	$65,070
	20,000	—	—	$30.110	2/23/2011
	5,000	—	—	$14.437	4/2/2012
	5,000	—	—	$9.480	10/31/2012
	12,500	12,500		$19.800	3/8/2014
	—	6,330	—	$31.620	2/27/2016

Footnotes:

Column (b) —	Ms. Wiik’s option award of 37,500 shares vested 50% each on March 8, 2005 and March 8, 2006.

Ms. Wiik’s option award of 12,500 shares vested on May 12, 2006.

Mr. Warner’s option award of 20,000 shares vested 50% each on December 4, 2005 and December 4, 2006.

Mr. Warner’s option award of 9,000 shares vested 50% each on March 8, 2005 and March 8, 2006.

Mr. Rose’s option award of 20,000 shares became fully vested on September 4, 2005.

Mr. Wrobel’s option award of 15,000 shares became fully vested on January 7, 2004.

Mr. Wrobel’s option award of 10,000 shares became fully vested on February 24, 2004.

Mr. Wrobel’s option award of 20,000 shares became fully vested on February 23, 2005.

Mr. Wrobel’s option award of 5,000 shares vested on April 2, 2006.

Mr. Wrobel’s option award of 5,000 shares vested on October 31, 2006.

Mr. Wrobel’s option award of 12,500 shares vested 50% each on March 8, 2005 and March 8, 2006.

Column (c) —	Mr. Mitchell’s option award of 100,000 shares will vest 25% on each of the four anniversaries following its grant date on July 3, 2006.

Ms. Wiik’s option award of 37,500 shares will vest 50% each on March 8, 2007 and March 8, 2008.

Ms. Wiik’s option award of 37,500 shares will vest 1/3rd each on May 12, 2007, May 12, 2008 and May 12, 2009.

Mr. Campbell’s option award of 3,750 shares will vest 50% each on March 8, 2007 and March 8, 2008.

Mr. Campbell’s option award of 5,625 shares will vest 1/3rd each on May 12, 2007, May 12, 2008 and May 12, 2009.

Mr. Campbell’s option award of 7,000 shares will vest 25% on each of the four anniversaries following its grant date on February 27, 2006.

Mr. Warner’s option award of 9,000 shares will vest 50% each on March 8, 2007 and March 8, 2008.

Mr. Warner’s option award of 12,650 shares will vest 25% on each of the four anniversaries following its grant date on February 27, 2006.

Mr. Wrobel will retire from the Company no earlier than January 15, 2007 and no later than June 30, 2007, at which time all option awards outstanding shall immediately become fully vested.

Mr. Wrobel’s option award of 12,500 shares, set to vest 50% each on March 8, 2007 and March 8, 2008, will 100% vest on retirement.

Mr. Wrobel’s option award of 6,330 shares, set to vest 25% on each of the four anniversaries following its grant date on February 27, 2006, will 100% vest on retirement.

Column (g) —	Mr. Mitchell’s stock award of 40,000 shares will 100% vest on July 3, 2009.

Ms. Wiik’s stock award of 5,000 shares which she received as a Director following her retirement on 6/30/2006, will 100% vest on July 1, 2007.

Mr. Campbell’s stock award of 3,500 shares will 100% vest on March 8, 2009.

Mr. Campbell’s stock award of 5,000 shares 100% vested on March 8, 2007.

Mr. Campbell’s stock award of 3,500 shares will 100% vest on May 12, 2010.

Mr. Campbell’s stock award of 3,500 shares will 100% vest on February 27, 2009.

Mr. Campbell’s stock award of 20,000 shares will 100% vest on December 31, 2007, or earlier under certain circumstances.

Mr. Warner’s stock award of 9,000 shares will 100% vest on March 8, 2009.

Mr. Warner’s stock award of 15,000 shares will 100% vest on May 12, 2007.

Mr. Warner’s stock award of 5,400 shares will 100% vest on February 27, 2009.

Mr. Wrobel will retire from the Company no earlier than January 15, 2007 and no later than June 30, 2007, at which time all stock awards outstanding shall immediately become fully vested.

Mr. Wrobel’s stock award of 7,500 shares will 100% vest on May 12, 2007, will 100% vest on retirement.

Mr. Wrobel’s stock award of 2,700 shares will 100% vest on February 27, 2009, will 100% vest on retirement.

OPTION EXERCISES AND STOCK VESTED

The following table provides information concerning stock option exercises and the vesting of restricted stock awards for each of the named executive officers during fiscal 2006.

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired on	on	Acquired	on
	Exercise	Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Dean J. Mitchell	—	$—	—	$—
Ingrid Wiik	—	$—	45,000	$1,012,500
Jeffrey S. Campbell	32,625	$509,839	5,000	$142,550
Matthew T. Farrell	174,000	$1,691,079	15,000	$370,050
Ronald N. Warner	20,000	$292,120	15,000	$370,050
George Rose	54,750	$643,181	10,000	$246,700
Robert F. Wrobel	57,334	$834,696	7,500	$185,025

PENSION BENEFITS

The following table provides information as of fiscal year end 2006 for each of the named executive officers with respect to the Company’s pension plans.

				Payments
				During
		Number of	Present Value	Last
		Years Credited	of Accumulated	Fiscal
Name	Plan Name	Service (#)	Benefit ($)	Year ($)
(a)	(b)	(c)	(d)	(e)

Dean J. Mitchell	N/A	—	$—	$—
Ingrid Wiik(1)	Contractual Pension	N/A	$—	$5,288,276
	Alpharma AS Defined Benefit Plan	23	$—	$174
Jeffrey S. Campbell	Alpharma Inc. Pension Plan	4	$39,729	$—
	Alpharma Inc. Supplemental Pension Plan	3	$7,260	$—
Matthew T. Farrell	Alpharma Inc. Pension Plan	5	$53,143	$—
	Alpharma Inc. Supplemental Pension Plan	4	$10,562	$—
Ronald N. Warner	Alpharma Inc. Pension Plan	4	$52,776	$—
	Alpharma Inc. Supplemental Pension Plan	3	$8,787	$—
George Rose	Alpharma Inc. Pension Plan	5	$66,648	$—
	Alpharma Inc. Supplemental Pension Plan	4	$12,795	$—
Robert F. Wrobel	Alpharma Inc. Pension Plan	9	$209,426	$—
	Alpharma Inc. Supplemental Pension Plan	8	$39,178	$—

Footnotes:

(1)	Ms. Wiik’s Contractual Pension value settled in 2006. Payments shown for 2006 include the following: periodic payments totaling approximately $160,000, which represents six payments of NOK170,400 converted to $US using a conversion rate of NOK1=$US0.1564, representing the average exchange rate over the six payment period; and one single settlement payment of $5,128,276, which was paid to Vital Forsikring ASA, the Norwegian insurer, who will provide all future payments due to Ms. Wiik.

Alpharma Inc. Pension Plan

Eligibility.  Prior to January 1, 2007, an eligible employee became a participant in the Alpharma Inc. Pension Plan (the “Pension Plan”) on the first July 1 or January 1 coincident with or next following the date he had completed 3 months of continuous service with an Alpharma company, and attained age 18 years. Effective as of January 1, 2007, participation in the Pension Plan is frozen. Jeffrey Campbell, Matthew Farrell, Ronald Warner, Robert Wrobel and George Rose are participants in the Pension Plan.

Vesting.  A participant shall be fully vested after completing five years of service. Notwithstanding the foregoing, a participant who was employed by Alpharma on December 31, 2006, is fully vested in his accrued benefit as of such date regardless of his number of years of service. Thus, Jeffrey Campbell, Ronald Warner, Matthew Farrell, Robert Wrobel and George Rose are vested in their benefits under the Pension Plan.

Actuarial Assumptions.  For purposes of determining benefits under the Pension Plan, except lump-sum payments, the following actuarial assumptions are used:

Mortality Table — 1971 Group Annuity Mortality Table for Males

Interest — 8.0%

For purposes of determining lump sum payments, the actuarial assumptions prescribed under Section 417(e) of the Code, the Pension Funding Equity Act and Pension Protection Act of 2006 are used.

Normal Retirement Benefit.  The annual retirement benefit payable to a participant on his normal retirement date (age 65) in the form of a single life annuity is equal to:

0.8% of his final average earnings up to covered compensation, plus 1.45% percent of his final average earnings in excess of covered compensation
times
years of benefit service
(not to exceed 30).

Effective as of December 31, 2006, benefit accruals under the Pension Plan ceased.

Early Retirement Benefit.  A participant who terminates employment after attaining age 55 and having at least 5 years of service is eligible for an early retirement benefit. A participant’s normal retirement benefit will be reduced by 7% for each year payments commence before he attains age 65 and an additional 4% for each year payments commence before he attains age 65 between the ages of 55 and 60. Matthew Farrell and George Rose have terminated employment but are not eligible for an early retirement benefit because they have not attained age 55.

Deferred Vested Benefit.  A participant who terminates employment and is vested in his benefit is eligible to receive a monthly deferred vested benefit commencing on his normal retirement date. A participant may commence payment of his benefit as early as age 55. If payments commence before the participant attains age 65, his benefit will be reduced by 7% for each year payments commence before age 65 (down to age 60) and 4% for each year his age at the time payments begin precedes age 60 (down to age 55). Matthew Farrell and George Rose are eligible for deferred vested benefit.

Compensation.  The final average earnings of a participant shall be the annual average of the earnings paid during the 5 consecutive plan years for which his earnings were highest within the last 10 plan years immediately preceding his termination of employment. If a participant has less than 5 years of employment, then his final average earnings shall be the average annual earnings paid during his employment. Generally, with respect to the above-named participants, earnings mean base compensation.

Forms of Benefit.  The normal form of benefit for a married participant is a qualified joint and survivor annuity (“QJSA”). The normal form of benefit for an unmarried participant is a single life annuity. In lieu of the normal form of benefit, a participant may elect to have his benefit paid as a joint and (50% or 100%) survivor annuity or a ten year certain life annuity. If a participant’s benefit is paid in a form other than a single life annuity, his monthly benefit will be reduced to reflect the fact that benefits will be paid over two lifetimes (or, in the case of a ten year certain annuity, for a period certain).

Alpharma Inc. Supplemental Pension Plan

Eligibility.  Prior to January 1, 2006, the Committee appointed highly compensated employees or key management employees to participate in the Alpharma Inc. Supplemental Pension Plan (the “SPP”). Effective as of January 1, 2006, participation in the SPP was frozen. Jeffrey Campbell, Matthew Farrell, Ronald Warner, Robert Wrobel and George Rose are participants in the Plan. Matthew Farrell and George Rose have terminated employment.

Vesting.  A participant shall be fully vested after completing five years of service. Robert Wrobel is vested in his benefit under the SPP. Jeffrey Campbell and Ronald Warner are not yet vested in their benefits. At the time that Matthew Farrell and George Rose terminated employment, they were vested in their benefits.

Benefit.  The benefit payable to a participant is equal to the difference that the participant would have received under the Pension Plan if his compensation was not limited by Section 401(a)(17) of the Code less his actual benefit under the Pension Plan. The amount of compensation (as defined under the Pension Plan) that is considered under the SPP is limited to $235,840, and compensation earned after the last payroll period ending in 2005 is not taken into account.

Actuarial Assumptions.  The actuarial assumptions used to determine benefits under the SPP are the same as those used to determine benefits under the Pension Plan.

Forms of Benefit.  A participant’s benefit under the SPP will be paid in a lump sum as soon as administratively practicable following the date that is six months after his termination from employment. Matthew Farrell and George Rose are eligible for lump sum distributions from the SPP in March 2007 and July 2007, respectively.

Alpharma AS Defined Benefit Plan

The Alpharma AS Defined Benefit Plan (the “AS Plan”) terminated on December 31, 2006. Ingrid Wiik terminated her employment with Alpharma on June 30, 2006. During Ms. Wiik’s employment period, Ms. Wiik was an active participant in the AS Plan. During this time, premiums were paid towards a paid-up policy through Vital Forskiring ASA. Generally, the amount of the paid-up policy represents the value of Ms. Wiik’s benefit under the AS Plan. Upon Ms. Wiik’s attainment of normal retirement age, 67, she will begin to receive payments from the paid-up policy through Vital Forskiring ASA. Ms. Wiik will not receive any benefit payments directly from the AS Plan.

Normal Retirement Age.  The normal retirement age under the AS Plan is 67.

Pension Benefit.  The retirement pension payable to a participant for life is equal to:

15% of his salary in excess of 3.67 times the National Insurance base rate, plus
30% of his salary in excess of 8 times the National Insurance, plus the sum of 45% of the pensionable salary between 1 and 8 times the National Insurance base rate and
15% of the pensionable salary between 8 and 12 times the National Insurance base rate, less assumed pension from Social Security.

Compensation.  Generally, compensation means base salary.

Alpharma Inc. 2007 Supplemental Savings Plan

Eligibility.  The Committee appoints highly compensated employees or key management employees as eligible to participate in the Alpharma Inc. 2007 Supplemental Savings Plan (the “2007 SSP”). Dean Mitchell, Jeffrey Campbell, Robert Wrobel and Ronald Warner are not participants in the 2007 SSP.

Vesting.  A participant is immediately vested in his deferrals to the 2007 SSP.

Contributions.  Participants may elect to defer up to 75% of their compensation, as described below. There are no matching contributions under the 2007 SSP.

Compensation.  Compensation means base salary, including amounts deferred under the 2007 SSP and the Alpharma Inc. Savings Plan, and bonus under the Alpharma Inc. Executive Bonus Plan.

Forms of Benefit.  A participant’s benefit under the Plan will be paid in a lump sum as soon as administratively practicable following the date that is six months after his termination from employment.

Alpharma Inc. 2005 Supplemental Savings Plan

Eligibility.  The Committee appointed highly compensated employees or key management employees as eligible to participate in the Alpharma Inc. 2005 Supplemental Savings Plan (the “2005 SSP”). The 2005 SSP was frozen effective as of December 31, 2005. Jeffrey Campbell, Matthew Farrell, Ronald Warner, George Rose, Robert Wrobel and Ingrid Wiik are participants in the 2005 SSP. Matthew Farrell, George Rose and Ingrid Wiik have terminated employment.

Vesting.  A participant is immediately vested in his deferrals to the 2005 SSP. A participant is vested in his matching contributions after three years of service.

Contributions.  Participants could have elected to defer up to 25% of their compensation, as described below. The Company credited matching contributions to a participant’s account in an amount up to six percent (6%) of the amount of compensation deferred under the 2005 SSP.

Compensation.  Compensation means base salary, including amounts deferred under the 2005 SSP and the Alpharma Inc. Savings Plan.

Forms of Benefit.  A participant’s benefit under the Plan will be paid in accordance with the distribution election made by the participant at the time that the deferral election was made, however such distribution cannot be made earlier than the date that is six months after his termination from employment. Matthew Farrell and Ingrid Wiik are entitled to distributions from the 2005 SSP in 2007. George Rose is entitled to a distribution from the 2005 SSP in annual installments over five years to commence five years after his termination from employment.

Alpharma Inc. Supplemental Savings Plan

Eligibility.  The Committee appointed highly compensated employees or key management employees as eligible to participate in the Alpharma Inc. Supplemental Savings Plan (the “SSP”). The SSP was frozen effective as of December 31, 2004. Jeffrey Campbell, Matthew Farrell, Ronald Warner, George Rose, Robert Wrobel and Ingrid Wiik are participants in the SSP. Matthew Farrell, George Rose and Ingrid Wiik have terminated employment.

Vesting.  A participant is fully vested in his deferrals to the SSP. A participant is vested in his matching contributions after three years of service.

Contributions.  Participants could have elected to defer a potion of their compensation, as described below. In no event could a participant’s deferrals under the SSP and the Alpharma Inc. Savings Plan exceed more than 10% of his compensation. A participant was permitted to defer a portion of their bonus to the SSP. The Company credited matching contributions to a participant’s account in an amount up to six percent (6%) of the amount of compensation deferred under the SSP.

Compensation.  Compensation means base salary, including amounts deferred under the SSP and the Alpharma Inc. Savings Plan.

Forms of Benefit.  A participant’s benefit under the Plan will be paid in a lump sum as soon as administratively practicable following the date that is six months after his termination from employment. Matthew Farrell, George Rose and Ingrid Wiik are entitled to distributions from the SSP in 2007.

Ingrid Wiik — Contractual Pension

Ingrid Wiik’s employment agreement provided that she was entitled to an annual retirement benefit equal to:

30% of base compensation, plus an inflationary adjustment (same adjustment for inflation as in the Norwegian Pension Plan)

less

Other retirement benefits (retirement benefits, excluding benefits under any 401(k) plan or deferred compensation plan).

The retirement benefit is payable in Norwegian Kroner in equal monthly installments. Ingrid Wiik’s monthly payments commenced in July 2006. Alpharma made the payments to Ingrid Wiik for the period July 2006 though December 2006. On or about December 28, 2006, Alpharma purchased an annuity contract from Vital Forsikring ASA to pay Ingrid Wiik’s retirement benefits.

NONQUALIFIED DEFERRED COMPENSATION

The following table provides information for fiscal 2006 with respect to the non-qualified defined contribution and compensation deferral plans of the Company for each of the named executive officers.

			Aggregate		Aggregate
	Executive	Registrant	Earnings	Aggregate	Balance
	Contributions	Contributions in	in Last	Withdrawals/	at Last
	in Last FY	Last FY	FY	Distributions	FYE
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

Dean J. Mitchell	N/A	N/A	N/A	N/A	N/A
Ingrid Wiik	$—	$53,918	$74,804	$—	$482,120
Jeffrey S. Campbell	$—	$—	$9,728	$—	$82,560
Matthew T. Farrell	$—	$—	$77,685	$—	$489,011
Ronald N. Warner	$—	$—	$4,520	$—	$37,139
George Rose	$—	$—	$54,244	$—	$417,619
Robert F. Wrobel	$—	$—	$29,440	$—	$280,404

Footnotes:

Column (c) —	Reflects an adjustment to Ms. Wiik’s Alpharma Inc. Supplemental Savings Plan account for prior years’ employer matching contribution formulas that were adjusted to take into account Ms. Wiik’s correct years of service with the Company.

DIRECTOR COMPENSATION

The table below summarizes the compensation paid by the Company to non-employee directors for fiscal 2006.

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash ($)	Awards ($)	Awards ($)	Compensation ($)	Earnings	Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Peter G. Tombros	$139,557	$50,807	$—	$—	$—	$—	$190,364
Glen E. Hess	$51,600	$48,001	$—	$—	$—	$—	$99,601
Finn Berg Jacobsen	$101,754	$30,824	$—	$—	$—	$—	$132,578
Ramon M. Perez	$108,954	$48,001	$—	$—	$—	$—	$156,955
Einar W. Sissener (former director)	$77,767	$64,986	$—	$—	$52,106	$231,609	$527,986
William I. Jacobs (former director)	$30,332	$33,970	$—	$—	$—	$—	$64,302
Jill Kanin-Lovers (former director)	$29,679	$33,970	$—	$—	$—	$—	$63,649
Robert Thong (former director)	$22,586	$33,970	$—	$—	$—	$—	$56,556
Farrah M. Walters (former director)	$27,386	$33,970	$—	$—	$—	$—	$61,356

Footnotes:

Column (c) —	Reflects Stock Awards valued in accordance with SFAS 123R, which requires recognition of the fair value of stock-based compensation in net earnings, including the impact of compensation reversals due to award forfeitures. Compensation for restricted stock is recorded based on the market value of the stock on the grant date. The Company recognizes stock-based compensation expense over the requisite period of individual grants, which generally equals the vesting period of the grant (ref. Form 10-K, Notes to Consolidated Financial Statements). The fair value of equity awards computed in accordance with SFAS 123R at fiscal year end 2006 are: Mr. Tombros $138,660, Mr. Hess $115,550, Mr. Jacobsen $115,550, Mr. Perez $115,550, Mr. Sissener $115,550. The aggregate number of stock awards outstanding at fiscal year end 2006 are: Mr. Tombros 16,000; Mr. Hess 15,000; Mr. Jacobsen 10,835; Mr. Perez 15,000; Mr. Sissener 15,000; Mr. Jacobs 10,000; Ms. Kanin-Lovers 10,000; Mr. Thong 10,000; and Ms. Walters 10,000.

Column (d) —	Reflects Option Awards valued in accordance with SFAS 123R, which requires recognition of the fair value of stock-based compensation in net earnings, including the impact of compensation reversals due to award forfeitures. The Company estimated the fair value, as of the date of grant, of options outstanding in the plan using the Black-Scholes option pricing model. The Company recognizes stock-based compensation expense over the requisite period of individual grants, which generally equals the vesting period of the grant (ref. Form 10-K, Notes to Consolidated Financial Statements). The aggregate number of option awards outstanding at fiscal year end 2006 are: Mr. Tombros 31,500; Mr. Hess 31,500; Mr. Sissener 27,500; Mr. Jacobs 17,500; Ms. Kanin-Lovers 11,800; Mr. Thong 11,800; and Ms. Walters 11,800.

Column (g) —	Includes the following items, other than perquisites or personal benefits, whose value exceeds $10,000: Mr. Sissener — chairmanship fees of $66,667, consulting fees of $167,681, and $22,653 for reimbursement of tax gross-ups. Includes no perquisites or personal benefits, whose value exceeds $25,000. The Company provided the following perquisites and personal benefits, whose value was less than $25,000: auto allowance in Norway; housing expenses in U.S. including apartment lease, furniture rental, gas and electric utilities, telephone and cable; telephone, fax and newspaper reimbursements in Norway; and chairman retirement gift.

During 2006, directors received an annual directors’ fee of $30,000. In addition each director received a grant of 5,000 restricted stock units pursuant to the Company’s 2003 Omnibus Incentive Compensation Plan. Further, each director received $1,200 for each Board meeting and $1,200 for each Committee meeting attended in person or by telephone. The Chairman of each of the Audit and Corporate Governance and Compensation Committees received an additional payment of $7,500. Mr. Tombros received an additional annual fee of $50,000 and 1,000 restricted stock units for his service as Chairman of the Board.

Pursuant to an agreement between the Company and Mr. Sissener dated July 1, 1999, as amended in March 2004, in 2006 Mr. Sissener received $66,667 for serving as Chairman of the Board (and as a director of certain of the Company’s subsidiaries) through June 29, 2006. In addition, Mr. Sissener received 5,000 restricted stock units pursuant to the Company’s 2003 Omnibus Incentive Compensation Plan and meeting fees of $11,100

Until January 1, 2007, directors had the ability to participate in the Company’s Deferred Compensation Plan, as amended and restated on January 1, 2005, through which they were able to defer receipt of cash compensation, and earn interest quarterly on such deferred amounts, at the rate of two percentage points below the prime rate (as published in the Wall Street Journal), provided such amount did not exceed 12% or be less than 4%. Effective January 1, 2006, the Company’s Deferred Compensation Plan was frozen, prohibiting participants from making future deferrals of cash compensation.

Potential Payments upon Termination or Change in Control of the Company

Ingrid Wiik.  Ms. Wiik retired from the Company on June 30, 2006. As part of the plan of CEO succession, Ms. Wiik agreed to remain as CEO through the hiring and start date of the new CEO. The Company formalized the terms of Ms. Wiik’s retention and contribution to this process, as well as the payments and benefits to be provided to Ms. Wiik after retirement through an agreement executed June 29, 2006. This agreement was disclosed publicly through a Form 8-K, filed with the SEC on July 6, 2006.

The material terms of Ms Wiik’s agreement are as follows:

•	Ms. Wiik agreed to remain as CEO through June 30, 2006. The general terms of her base pay and bonus were maintained through this date (annual base pay of $710,000 and target bonus of 100% of base pay). No new equity-based long-term incentive award was granted to Ms. Wiik for her service during 2006. Ms. Wiik has continued to serve as a director of the Company and receives the standard director compensation. In 2006 for serving as a non-executive director she received fees totaling $26,025 and 5,000 shares of restricted stock units.

•	The agreement requires compliance with the terms of restrictive covenants, including:

•	A one-year prohibition on competing with the Company;

•	Restrictions on conveying or making use of confidential information of the Company; and

•	A two-year prohibition on making disparaging comments about the Company.

•	In connection with her agreement Ms. Wiik entered into a waiver of legal claims against the Company.

•	In exchange for continued employment through the CEO succession process, the Company paid Ms. Wiik a lump sum payment of $1,456,547 (a retention payment equal to $1,420,000 plus interest).

•	Ms. Wiik was paid a $355,000 pro rata annual bonus for the portion of 2006 worked.

•	Settlement of Ms. Wiik’s outstanding equity-based long-term incentives occurred as follows:

•	Stock Options: Upon Ms. Wiik’s retirement on June 30, 2006, 25,000 unvested options were accelerated and vested. The aggregate spread on June 30, 2006 of these unvested options was $189,500. On June 30, 2006, the aggregate spread of vested options was $319,875 and the aggregate spread of unvested options was $641,625.

•	Restricted Stock: The majority of Ms. Wiik’s outstanding restricted shares were forfeited upon her retirement. The remaining outstanding restricted shares, having a total value of $120,200 on June 30, 2006, will vest on July 1, 2007.

•	Performance Units: Ms. Wiik’s outstanding Performance Units were vested on a pro rata basis (based on the amount of time employed during the three-year performance cycle as a percentage of the total three-year cycle), assuming targeted levels of performance. The value of this payout was $854,780 (which was the value of the Performance Units plus interest), and was paid six months and one day after Ms. Wiik’s retirement.

•	Ms. Wiik had filed a Section 10b5-1 stock option exercise program, and 164,500 of Ms. Wiik’s options were scheduled to be exercised on August 28, 2006. The Company failed to properly execute on this predetermined exercise program, and the covered options expired without having been exercised. As a settlement to this issue, the Company paid Ms. Wiik the in-the-money value of the option spread that would have been realized on August 28, 2006, assuming that the options had been exercised as intended, according to the terms of the Section 10b5-1 plan.

•	Ms. Wiik was paid an additional award of $1,475,000 in connection with her retirement.

•	Ms. Wiik’s retirement and deferred compensation arrangements were paid according to their pre-existing terms. The details of these programs and the amounts paid or payable to Ms. Wiik are described in the Pension Benefits and Nonqualified Deferred Compensation sections of this proxy statement.

•	Consistent with the terms of Ms. Wiik’s prior employment agreement, the new agreement provided for reimbursement of tax and financial planning assistance. This included tax assistance in moving back to Norway, as well as a tax gross up on the payments. The aggregate payments for these arrangements were $352,612.

•	The Company reimbursed Ms. Wiik for the cost of moving her residency back to Norway, and also grossed-up this amount for the impact of income taxes. The cost of this arrangement was $8,965.

•	The value of Ms. Wiik’s accrued vacation that was paid to her after termination was $40,962.

Matthew Farrell:  Mr. Farrell voluntarily resigned from the Company effective on September 8, 2006. Consistent with the terms of Mr. Farrell’s retention agreement executed in December 2005, the Company did not make any severance or other termination-related payments to Mr. Farrell in connection with his resignation. All outstanding stock options and restricted shares that were unvested as of Mr. Farrell’s termination date lapsed with no value.

George Rose:  Mr. Rose voluntarily resigned from the Company effective December 31, 2006. The separation agreement with Mr. Rose was disclosed publicly through the Company’s 10-K, filed with the SEC on March 1, 2007. The material terms of Mr. Rose’s separation agreement were as follows:

•	Mr. Rose was paid a bonus relating to performance in 2006 based on actual results during the year, according to the normal operation of the bonus program. This amount was $125,000, and has been paid to Mr. Rose.

•	Mr. Rose was paid the installment of his retention arrangement that vested on December 31, 2006. This amount is approximately $160,000 and has been paid to Mr. Rose.

•	All outstanding stock options and restricted shares that were unvested as of December 31, 2006 terminated on that date. The exercise price of Mr. Rose’s vested options all exceeded the Company’s share price on December 31, 2006, and therefore had no intrinsic value on that date.

•	Mr. Rose’s performance units vested according to their own terms on December 31, 2006, with no changes related to Mr. Rose’s termination. The value of these performance units was $180,000.

•	Mr. Rose was paid severance equal to one year’s base salary plus executive allowance. This amount was $328,600, and will be paid to him in a lump sum six months after his termination date.

•	As part of Mr. Rose’s Separation Agreement, Mr. Rose could have requested that the Company waive his COBRA premiums for the 12 months following termination. However, Mr. Rose chose not to enroll in COBRA coverage and therefore derived no benefit from this option.

•	Mr. Rose was paid $17,308 for accrued vacation time.

•	As part of Mr. Rose’s separation, he entered into a non-disparagement and confidentiality arrangement with the Company which are not limited in duration. In addition, Mr. Rose executed a waiver of legal claims.

Robert Wrobel:  Mr. Wrobel entered into an agreement with the Company spelling out the terms of Mr. Wrobel’s retirement from active service as Chief Legal Officer. This arrangement was disclosed publicly through a Form 8-K, filed with the SEC on September 26, 2006. The material terms of the arrangement are as follows:

•	Mr. Wrobel will retire from the Company between January 15, 2007 and June 30, 2007.

•	Mr. Wrobel will receive the last scheduled installment of his retention arrangement (approximately $215,000) having a vesting date of June 29, 2007 (this arrangement was disclosed publicly through a Form 8-K, filed with the SEC on December 19, 2005). This amount shall be paid in a lump sum on Mr. Wrobel’s retirement date.

•	Mr. Wrobel will be paid his annual bonus at the targeted level, pro rated based on the length of time worked during 2007 (estimated at $102,500, based on the assumption that Mr. Wrobel’s retirement date will be June 30, 2007). This amount shall be paid in a lump sum on Mr. Wrobel’s retirement date.

•	Mr. Wrobel will be paid a lump sum amount equal to his severance coverage under the Alpharma Inc. Severance Plan (approximately $965,400 plus accrued interest for six months in the amount of $28,962, totaling $994,362). In the event a binding agreement for a change in control event is executed by the Company prior to Mr. Wrobel’s retirement date, he will be paid the benefits set forth under the Company’s Change in Control Plan in lieu of the severance described above (this change in control-related severance is estimated at $1,230,000) as modified by his retention agreement.

•	Health and welfare coverage for Mr. Wrobel and his spouse will be continued for 18 months at the active-employee rate. For 2007, the active-employee rate for Mr. Wrobel’s elected level of medical and dental coverage is $267.58 per month; the 2008 active employee rate is not yet known. In addition, Mr. Wrobel will be paid an amount equal to the employer-paid premiums paid by Mr. Wrobel for the first six months of coverage (in order to comply with Section 409A of the IRC) of $4,772 plus $4,124 for tax gross ups. For the remaining 12 months of Mr. Wrobel’s and his spouse’s coverage, the Company will pay the employer-paid premiums. Additionally, Mr. Wrobel is entitled to $40,000 plus $34,557 for tax gross up representing the estimated actuarial equivalent of providing continued health and welfare benefit coverage for Mr. Wrobel’s spouse from the date that her coverage ends, pursuant to COBRA, through April 22, 2012.

•	Upon Mr. Wrobel’s retirement date, the vesting of all outstanding options and restricted shares then held by Mr. Wrobel will be accelerated. The value of these unvested awards is estimated to be $91,945, based on an assumed stock price of $24.10 (measured as a function of the in-the-money spread of options and the full value of restricted shares). The aggregate estimated in-the-money spread value of outstanding options that will be exercisable on the assumed June 30, 2007 retirement date is $202,040.

•	Mr. Wrobel will remain eligible for his vested benefits under the Company’s retirement plans.

•	Mr. Wrobel has agreed to abide by the terms of a non-disparagement and confidentiality agreement which are not limited in duration. In addition, Mr. Wrobel has agreed to execute a waiver of legal claims.

Dean Mitchell:  Mr. Mitchell has entered into an employment agreement with the Company providing the terms that would apply to various forms of employment termination. This agreement was disclosed publicly through a Form 8-K, filed with the SEC on June 5, 2006. The material terms of the agreement are as follows:

•	Service as President and CEO at a beginning base salary of $625,000.

•	A sign-on bonus of $100,000.

•	A targeted annual bonus opportunity of 100% of base pay. The 2006 annual bonus will be paid as if Mr. Mitchell worked for the Company throughout all of 2006.

•	The right to participate in any equity or long-term incentive plans of the Company.

•	Mr. Mitchell was granted an option to purchase 100,000 shares of the Company stock at the exercise price on the date of grant ($23.73). The options vest 25% on each of the first four anniversaries of the grant date. Regardless of cause or reason, Mr. Mitchell would have 90 days after termination of employment to exercise any vested options (except that if termination is for Cause (as defined below) the period would be 30 days. In addition, he was awarded 40,000 restricted shares that vest on the third anniversary of the grant. This restricted stock grant will vest on an accelerated basis in the event Mr. Mitchell’s employment with the Company terminated without Cause or in the event of Mr. Mitchell’s death, disability or retirement with the Company for Good Reason.

•	An annual executive allowance of $35,000, paid in equal installments on a bi-weekly basis.

•	Participation in general health and welfare benefits commensurate with Mr. Mitchell’s position with the Company, including life insurance coverage with a maximum benefit level of $1,000,000.

•	Except as provided below in the case of a change in control-related termination, in the event of an involuntary termination without Cause (generally defined as conviction of a felony or substantial and willful neglect of duties having a material impact on the Company) or a voluntary termination for Good Reason (generally defined as any of the following, provided the Company fails to cure the event upon 10 days written notice, (i) a reduction in base salary or targeted bonus opportunity; (ii) a forced relocation of greater than 50 miles; (iii) a material reduction in health or welfare benefits; (iv) a material diminution of Mr. Mitchell’s job responsibilities, duties, or status within the Company; (v) removal as President or CEO; (vi) failure to appoint Mr. Mitchell to the Board; (vii) a change in Mr. Mitchell’s direct reporting relationship with the Board, (viii) a material breach by the Company of Mr. Mitchell’s employment agreement or (ix) the failure of the Company to obtain the assumption in writing of its obligations under Mr. Mitchell’s agreement by any successor entity), Mr. Mitchell’s severance would be as follows:

•	Cash severance equal to 24 months of base salary plus two times his target annual bonus, all paid in equal annual installments over the 24 months after termination;

•	Pro rata payment of the annual bonus for the year of termination, based on the length of time worked during the year prior to termination, and determined based on actual results;

•	Accelerated vesting of unvested restricted shares;

•	Continuation of health and welfare benefits for 24 months after termination of employment.

•	“Qualifying Event”: If Mr. Mitchell’s employment termination occurs in connection with a change in control of the Company (i.e., if the termination occurs within the period starting three months before a change in control and ending two years after the change in control), Mr. Mitchell’s severance would be as follows:

•	Cash severance equal to 36 months of base salary plus three times his target annual bonus. These amounts would be paid in cash, in one lump sum, as follows:

•	If the termination occurs within three months before or concurrent with the change in control, the payment would be made upon the effective date of the change in control;

•	If the termination occurs after the change in control, the payment would be made upon the effective date of the termination.

•	Pro rata payment of the annual bonus for the year of termination, based on the length of time worked during the year prior to termination, and determined based on actual results;

•	Accelerated vesting of unvested stock options upon the effective date of the change in control (all options would remain exercisable for the remainder of the original term of the option);

•	Accelerated vesting of unvested restricted shares (and restricted stock units) upon an involuntary termination without Cause or a voluntary termination for Good Reason (both as defined above) and accelerated vesting of unvested restricted shares upon the acquisition of all or substantially all of the Company’s issued and outstanding common stock by the acquiring company involved in the change in control;

•	Continuation of health and welfare benefits for 36 months after termination of employment;

•	In the event parachute excise taxation would be triggered by the above payments and benefits, the Company would gross up Mr. Mitchell’s severance to offset the impact of the excise taxes.

All of the above change in control-related severance benefits are contingent upon Mr. Mitchell executing a release of legal claims against the Company. Mr. Mitchell is also subject to a non-disclosure agreement which is unlimited in duration, and a non-competition, non-solicitation and non-interference with business relationships agreement, which is effective for a period of 12 months following Mr. Mitchell’s termination for any reason.

The following table reflects the estimated payments and benefits associated with various types of possible employment terminations:

Dean Mitchell Potential Payments upon Termination or a Change in Control

									Change in
									Control
							Voluntary for		Followed by
					Involuntary	Involuntary	Good	Change in	Qualifying
	Voluntary	Retirement	Disability	Death	for Cause	without Cause	Reason	Control	Event

Amounts Vested Prior to Termination
DB Pension Present Value	$—	$—	$—	$—	$—	$—	$—	$—	$—
DB Supplemental Pension Present Value	$—	$—	$—	$—	$—	$—	$—	$—	$—
Savings Plan Balance	$9,163	$9,163	$9,163	$9,163	$9,163	$9,163	$9,163	$9,163	$9,163
Supplemental Savings Balance	$—	$—	$—	$—	$—	$—	$—	$—	$—
Deferred Compensation Balance	$—	$—	$—	$—	$—	$—	$—	$—	$—
Accrued Vacation	$48,077	$48,077	$48,077	$48,077	$48,077	$48,077	$48,077	$48,077	$48,077
Vested Option Spread Value	$—	$—	$—	$—	$—	$—		$—	$—
Disability Pay	$—	$—	$—	$—	$—	$—		$—	$—
Bonus for Year of Termination	$—	$625,000	$625,000	$625,000	$—	$625,000	$625,000	$625,000	$625,000
Sign-on Bonus						$100,000	$100,000
Total Pre-Termination Vested Value	$57,239	$682,239	$682,239	$682,239	$57,239	$782,239	$782,239	$682,239	$682,239

Amounts Vested at or After Termination
Cash Severance	$—	$—	$—	$—	$—	$2,500,000	$2,500,000	$—	$3,750,000
Unvested Option Value	$—	$37,000	$37,000	$37,000	$—	$—		$37,000	$37,000
Restricted Stock/Unit Value	$—	$964,000	$964,000	$964,000	$—	$964,000	$964,000		$964,000
Health and Welfare	$—	$—	$—	$—	$—	$27,575			$41,362
Perquisites	$—	$—	$—	$—	$—	$—		$—	$—
Outplacement	$—	$—	$—		$—	$20,000		$—	$20,000
Excise Tax Gross-Up	$—	$—	$—	$—	$—	$—		$—	$1,478,104
Total Value Vested at or After Termination	$—	$1,001,000	$1,001,000	$1,001,000	$—	$3,511,575	$3,464,000	$37,000	$6,290,466

Total Value	$57,239	$1,683,239	$1,683,239	$1,683,239	$57,239	$4,293,814	$4,246,239	$719,239	$6,972,705

Jeffrey Campbell:  In 2006 Mr. Campbell entered into an employment agreement with the Company providing the terms that would apply to his position as Interim Chief Financial Officer. This agreement was disclosed publicly through a Form 8-K, filed with the SEC on September 26, 2006. The material terms of the agreement were as follows:

•	Mr. Campbell agreed to serve as Interim Chief Financial Officer at a continued base salary rate of $294,000.

•	Mr. Campbell’s 2006 annual bonus was guaranteed at an amount equal to at least $220,500, contingent on continued employment through the year.

•	For any portion of the 2007 year employed as Interim Chief Financial Officer, Mr. Campbell was guaranteed a bonus equal to at least 75% of his base salary, provided that he has not voluntarily terminated his employment with the Company or been terminated by the Company for Cause while serving as Interim Chief Financial Officer.

•	Mr. Campbell was awarded 20,000 restricted shares that are scheduled to vest on December 31, 2007. In the event Mr. Campbell’s employment is terminated by the Company other than for Cause prior to December 31, 2007, the restricted shares will vest on an accelerated basis.

•	For the period of his service as Interim Chief Financial Officer, and for six months following such period, the Company agreed to cover Mr. Campbell under the Company’s Change in Control Plan and Severance Plan on terms generally applicable to members of the Company’s Senior Executive Leadership Team. With respect to a qualifying termination following a change in control of the Company, Mr. Campbell would be covered by the following severance provisions:

•	All of Mr. Campbell’s unvested stock options would immediately vest.

•	“Qualifying Event”: In the event of a qualifying termination within two years of the change in control of the Company, Mr. Campbell would be paid severance equal to 30 months of his base salary and target annual bonus opportunity, payable in installments over 30 months. The vesting of all outstanding unvested restricted shares (and restricted stock units) would be accelerated upon the qualifying employment termination (or earlier in the event that the acquiring company purchases all or substantially all of the Company’s issued and outstanding common stock).

•	Mr. Campbell’s health and welfare benefit coverage would be continued for 30 months.

•	For purposes of this change in control severance, a qualifying termination would be deemed to exist in either of the following circumstances:

•	An involuntary termination without “Cause” (generally defined as conviction of a felony or substantial and willful neglect of duties having a material impact on the Company); or

•	A “Constructive Termination” (generally defined as (i) a reduction in base salary or targeted bonus opportunity; (ii) a forced relocation of greater than 50 miles; (iii) a material reduction in health or welfare benefits; or (iv) a substantial diminution of Mr. Campbell’s job responsibilities, duties, or status within the Company).

•	If a qualifying termination, as described above, occurs, or if the entity effecting the change in control purchases or acquires all or substantially all of the Company’s common stock, then:

•	The vesting of all outstanding unvested restricted shares (and restricted stock units) would be accelerated; and

•	All Performance Units would be valued on a date as close as practicable to the date on which either event was first satisfied and the sum due would be paid to Mr. Campbell.

•	In the event that any of the above amounts would result in excise taxes under Tax Code Section 4999, the payments would be reduced to the point at which no excise taxes would apply; provided that, if uncapping the payments would result in Mr. Campbell receiving greater after-tax benefits (after paying his own excise taxes), the amounts would be uncapped. As reflected in the table appearing below, the calculations associated with an assumed change in control on December 29, 2006 indicate that no excise taxes would have been owed by Mr. Campbell.

On April 16, 2007, the Company entered into a new employment agreement with Jeffrey Campbell, documenting the terms of his transition from interim CFO to fully appointed CFO. This new agreement provides for the following:

•	Base salary at an annual rate of $400,000, starting immediately after execution of the new agreement;

•	Executive allowance of $28,600 per year;

•	Targeted annual bonus equal to 50% of base pay, applicable to the portion of 2007 after the execution of the new agreement, through December 31, 2007. For the portion of 2007 between January 1, 2007 and the execution of the new contract, Mr. Campbell’s bonus will be paid at the annual rate of $220,500, prorated for the portion of 2007 prior to the execution of the new contract and subject to increase at the discretion of the Company;

•	An option to purchase 14,000 Company shares, with the exercise price equal to the Company’s closing stock price on the date of grant of the option (May 15, 2007), and vesting 25% per year;

•	A performance-based restricted stock unit award of 3,100 restricted units, to be granted May 15, 2007. Vesting will be based on the achievement of performance goals; and

•	Coverage under the Company’s Severance and Change in Control Plans.

Jeffrey Campbell Potential Payments upon Termination or a Change in Control

								Change in
								Control
						Involuntary		Followed by
					Involuntary	without	Change in	Qualifying
	Voluntary	Retirement	Disability	Death	for Cause	Cause	Control	Event

Amounts Vested Prior to Termination
DB Pension Present Value	$39,729	$39,729	$39,729	$19,864	$39,729	$39,729	$39,729	$39,729
DB Supplemental Pension Present Value	$—	$—	$—	$—	$—	$—	$—	$—
Savings Plan Balance	$79,952	$79,952	$79,952	$79,952	$79,952	$79,952	$79,952	$79,952
Supplemental Savings Balance	$82,560	$82,560	$82,560	$82,560	$82,560	$82,560	$82,560	$82,560
Deferred Compensation Balance	$76,703	$76,703	$76,703	$76,703	$76,703	$76,703	$76,703	$76,703
Accrued Vacation	$22,615	$22,615	$22,615	$22,615	$22,615	$22,615	$22,615	$22,615
Vested Option Spread Value	$121,162	$121,162	$121,162	$121,162	$—	$121,162	$121,162	$121,162
Disability Pay	$—	$—	$—	$—	$—	$—	$—	$—
Bonus for Year of Termination	$—	$220,500	$220,500	$220,500	$—	$220,500	$220,500	$220,500
Performance Unit Payout	$—	$—	$100,000	$100,000	$—	$100,000	$100,000	$100,000
Total Pre-Termination Vested Value	$422,721	$643,221	$743,221	$723,357	$301,559	$743,221	$743,221	$743,221

Amounts Vested at or After Termination
Cash Severance	$—	$—	$—	$—	$—	$322,600	$—	$1,286,250
Unvested Option Value	$—	$88,856	$88,856	$88,856	$—	$—	$88,856	$88,856
Restricted Stock/Unit Value	$—	$855,550	$855,550	$855,550	$—	$855,550	$—	$855,550
Health and Welfare	$—	$—	$—	$—	$—	$13,514		$20,270
Perquisites	$—	$—	$—	$—	$—	$—	$—	$—
Outplacement	$—	$—	$—		$—	$20,000	$—	$20,000
Excise Tax Gross-Up	$—	$—	$—	$—	$—	$—	$—	$—
Total Value Vested at or After Termination	$—	$944,406	$944,406	$944,406	$—	$1,211,664	$88,856	$2,270,926

Total Value	$422,721	$1,587,627	$1,687,627	$1,667,763	$301,559	$1,954,884	$832,077	$3,014,147

Ronald Warner:  Mr. Warner has entered into an employment agreement with the Company providing the terms that would apply to various forms employment termination. This agreement was disclosed publicly through a Form 8-K, filed with the SEC on December 22, 2005. The material terms of the agreement are as follows:

•	In connection with the sale of the Generics business in December 2005, top executives, including Mr. Warner, entered into retention arrangements to help ensure the continuity of the management team through the post-transaction transition period. As part of these arrangements, the executives were offered retention incentives that vested over the 18 months after the Generics sale. In the event of a change in control of the Company, or certain qualifying employment terminations, the unvested portion of the retention incentive would be accelerated and paid. This amount would be paid in cash, in one lump sum.

The chart below details the types of employment termination that would qualify for the accelerated payment, as well as the value of the payment that would occur in the event the qualifying termination or event were to have occurred on December 29, 2006. The payment reflected in the chart includes two-thirds of the total retention incentive value, however, one-third of the total retention value was scheduled to be paid on December 29, 2006, regardless of whether a qualifying event or termination occurred on that date. Accordingly, the portion of the payment that actually would have been additive due to a qualifying event or termination on December 29, 2006 is shown in the bottom section of the chart (under “Amounts Vested at or

After Termination”), whereas the portion that would have been paid regardless of a qualifying event or termination (due to full vesting on December 29, 2006) is shown in the top section of the chart (under “Amounts Vested Prior to Termination”).

•	The balance relating to outstanding Performance Units would have been pain in cash, in one lump sum. The Performance Units would be paid at targeted levels of performance. This amount would be paid in cash, in one lump sum.

The chart below details the types of employment termination that would qualify for the accelerated payment, as well as the value of the payment that would occur in the event the qualifying termination or event were to have occurred on December 29, 2006. Since this amount was fully vested on December 29, 2006, regardless of whether a qualifying event or termination occurred, it is reflected in the top section of the chart (under “Amounts Vested Prior to Termination”).

•	In the event of a qualifying sale of the Pharmaceuticals business (“Pharmaceuticals”), or a change in control of the Company, certain additional amounts would become vested and paid. In particular:

•	If the triggering event is a qualifying sale of Pharmaceuticals occurring after June 30th of the applicable calendar year, Mr. Warner’s annual bonus award would be paid in cash, at the actual earned amount, based on performance during the year. Because the assumption underlying this disclosure is that the qualifying event occurred on December 29, 2006, this bonus payout would represent the full-year value of the bonus. This amount would have been vested as of December 29, 2006, and therefore the chart below reflects the value within the top section of the chart (under “Amounts Vested Prior to Termination”).

If the triggering event is a change in control of the Company (or had the hypothetical qualifying sale occurred before June 30th of the applicable calendar year), the annual bonus would be paid at the targeted level of performance.

•	In the event of a qualifying sale of Pharmaceuticals, all of Mr. Warner’s unvested stock options, restricted shares, and restricted stock units would immediately vest. However, if the transaction is a change in control of the Company, unvested restricted shares and restricted stock units would vest upon the earlier to occur of any of the following “Qualifying Events”: (1) the scheduled vesting date; (2) the termination of Mr. Warner’s employment within two years after the consummation of the change in control; or (3) the acquisition of all or substantially all of the Company’s issued and outstanding common stock by the acquiring company.

•	In the event of a qualifying termination within two years of the sale of Pharmaceuticals or change in control of the Company, Mr. Warner would be paid severance in monthly installments over 24 months equal to two times the sum of his base salary and target annual bonus opportunity. In addition, Mr. Warner’s health and welfare benefit coverage would be continued for two years.

For purposes of this severance, a qualifying termination would be deemed to exist in either of the following circumstances:

•	An involuntary termination without “Cause” (generally defined as conviction of a felony or substantial and willful neglect of duties having a material impact on the Company); or

•	A “Constructive Termination” (generally defined as (i) a reduction in base salary or targeted bonus opportunity; (ii) a forced relocation of greater than 50 miles; (iii) a material reduction in health or welfare benefits; or (iv) a substantial diminution of Mr. Warner’s job responsibilities, duties, or status within the Company).

In the event that any of the above amounts would result in excise taxes under tax code section 4999, the Company would gross up the payments in order to offset the impact to Mr. Warner of the excise taxes. As reflected in the table appearing below, the calculations associated with an assumed change in control on December 29, 2006 indicate that no excise taxes would have been owed by Mr. Warner, and therefore no gross up payment would have been required to be made.

Mr. Warner would also be entitled to outplacement services.

•	The payments and benefits provided under Mr. Warner’s employment contract are all subject to restrictive covenants that prohibit (i) competition with the Company for a period of 12-months, (ii) interference with the Company’s business for a period of 24 months and (iii) solicitation of the Company’s employees for a period of 24 months.

Ronald Warner Potential Payments upon Termination or a Change in Control

										Sale of
								Change in		Branded
								Control	Sale of	Pharma
					Involuntary	Involuntary		Followed by	Branded	Followed by
					for	without	Change in	Qualifying	Pharma	Qualifying
	Voluntary	Retirement	Disability	Death	Cause	Cause	Control	Termination	Business	Event

Amounts Vested Prior to Termination
DB Pension Present Value	$52,776	$52,776	$52,776	$26,388	$52,776	$52,776	$52,776	$52,776	$52,776	$52,776
DB Supplemental Pension Present Value	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Savings Plan Balance	$76,556	$76,556	$76,556	$76,556	$76,556	$76,556	$76,556	$76,556	$76,556	$76,556
Supplemental Savings Balance	$37,139	$37,139	$37,139	$37,139	$37,139	$37,139	$37,139	$37,139	$37,139	$37,139
Deferred Compensation Balance	$34,637	$34,637	$34,637	$34,637	$34,637	$34,637	$34,637	$34,637	$34,637	$34,637
Accrued Vacation	$30,769	$30,769	$30,769	$30,769	$30,769	$30,769	$30,769	$30,769	$30,769	$30,769
Vested Option Spread Value	$265,500	$265,500	$265,500	$265,500	$—	$265,500	$265,500	$265,500	$265,500	$265,500
Disability Pay	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Bonus for Year of Termination	$—	$200,000	$200,000	$200,000	$—	$200,000	$200,000	$200,000	$225,000	$225,000
Vested Retention Award Value			$200,000	$200,000		$200,000	$200,000	$200,000	$200,000	$200,000
Performance Unit Payout	$—	$—	$200,000	$200,000	$—	$200,000	$200,000	$200,000	$200,000	$200,000
Total Pre-Termination Vested Value	$497,377	$697,377	$1,097,377	$1,070,990	$231,877	$1,097,377	$1,097,377	$1,097,377	$1,122,377	$1,122,377

Amounts Vested at or After Termination
Unvested Retention Award Value	$—	$—	$219,067	$219,067	$—	$219,067	$219,067	$219,067	$219,067	$219,067
Cash Severance	$—	$—	$—	$—	$—	$428,600	$—	$1,200,000	$—	$1,200,000
Unvested Option Value	$—	$38,700	$38,700	$38,700	$—	$—	$38,700	$38,700	$38,700	$38,700
Restricted Stock/Unit Value	$—	$756,740	$756,740	$756,740	$—	$756,740	$—	$756,740	$756,740	$756,740
Health and Welfare	$—	$—	$—	$—	$—	$27,523		$27,523		$27,523
Perquisites	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Outplacement	$—	$—	$—		$—	$20,000	$—	$20,000	$—	$20,000
Excise Tax Gross-Up	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Total Value Vested at or After Termination	$—	$795,440	$1,014,507	$1,014,507	$—	$1,451,930	$257,767	$2,262,030	$1,014,507	$2,262,030

Total Value	$497,377	$1,492,817	$2,111,884	$2,085,497	$231,877	$2,549,307	$1,355,144	$3,359,407	$2,136,884	$3,384,407

PROPOSAL TO RATIFY APPOINTMENT OF
BDO SEIDMAN, LLP AS THE COMPANY’S ACCOUNTANTS

The Audit Committee of the Board of Directors and the full Board of Directors has approved BDO Seidman, LLP as the Company’s independent registered public accounting firm to audit its consolidated financial statements for the 2007 fiscal year. During the 2006 fiscal year, BDO Seidman, LLP served as the Company’s independent registered public accounting firm and also provided certain tax consulting and other accounting services. The Company is not required to seek Stockholder ratification for the appointment of its independent accountants, however, the Board of Directors believes it to be sound corporate practice to seek such ratification.

Ratification of the appointment of the independent registered public accounting firm for fiscal 2007 requires the affirmative vote of holders of a majority of the shares of the Company’s Class A Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions would have the same effect as a vote against ratification. If the appointment is not ratified, the Audit Committee will investigate the reasons for Stockholder rejection and the Board of Directors will reconsider the appointment.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the aggregate fees billed or expected to be billed by BDO Seidman, LLP, the Company’s independent accountants for fiscal years ended December 31, 2006 and 2005, for professional services rendered in connection with the audits of the Company’s financial statements and reports for fiscal years 2006 and 2005 and for other services rendered during fiscal years 2006 and 2005 on behalf of the Company and its subsidiaries, as well as all “out-of-pocket” costs incurred in connection with these services, which have been or will be billed to the Company:

	2006	2005

Audit Fees(1)	2,085,980	2,079,000
Audit-Related Fees(2)	0	2,607,500
Tax Fees	0	0
All Other Fees	0	0
Total(3)	2,085,980	4,686,500

(1)	Audit Fees for fiscal years 2006 and 2005 were for professional services rendered by the auditor for the audit of the Company’s annual and quarterly financial statements and services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees for fiscal year 2005 were for assurance and related services rendered by the auditor that were reasonably related to the performance of the audit or review of the Company’s financial statements, but not included in Audit Fees above. These services related primarily to providing assistance with the Company’s debt placement filings, auditing of employee benefit plans and auditing of “carve-out” financial statements of a business segment.

(3)	With the adoption of its Audit & Non-Audit Services Pre-Approval Policy in May 2004, the Audit Committee commenced pre-approval of fees and services included within the scope of its policy. During 2006, the Audit Committee did not utilize the de minimis exception to pre-approval offered by the Commission.

Audit & Non-Audit Services Pre-Approval Policy

Pursuant to its charter (available on the Company’s website and in print — See “Corporate Governance; Committees of the Board” above), the Audit Committee adopted its “Audit & Non-Audit Services Pre-Approval Policy” in May 2004 to establish procedures by which it pre-approves all audit and non-audit services provided by its independent auditor. Through this policy, the Audit Committee ensures that the audit and non-audit services provided by its independent auditor are compatible with maintaining the independence of such auditor and maximizing efficiency overall. The Company’s policy sets forth a list of those types of audit, audit-related and tax services that its independent auditor is permitted to provide, and therefore have the general pre-approval of the Audit Committee. If a type of service has not received such “general” pre-approval, it will require “specific” pre-approval by the Audit Committee, based on a review of facts and circumstances, before such service may be provided by the independent auditor. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee. The policy also sets forth those non-audit services that the Company’s independent auditor is prohibited from providing, based upon legal requirements.

AUDIT COMMITTEE REPORT

The Audit Committee reviews and makes recommendations to the Board regarding internal accounting and financial controls and accounting principles and auditing practices, and it is responsible for the engagement of the independent registered public accounting firm, the scope of the audits to be undertaken by such accountants, administration of the Company’s Related Persons Transactions Policy and internal auditing. (See “Corporate Governance; Committees of the Board” above for further information.)

The Audit Committee reviews with the Company’s independent registered public accounting firm the results of its audit and of its interim quarterly reviews and the overall quality of the Company’s accounting policies. The Company’s independent registered public accounting firm assists management, as necessary, in updating the Audit Committee concerning new accounting developments and their potential impact on the Company’s financial reporting. The Audit Committee also meets regularly with the Company’s independent registered public accounting firm without management present. The Audit Committee reviews and discusses with management the Company’s annual audited financial statements and quarterly financial statements, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations. The Audit Committee also meets with Company management, without the Company’s independent registered public accounting firm present, to discuss management’s evaluation of the performance of the independent registered public accounting firm.

The Audit Committee also meets regularly with the Company’s internal audit staff to discuss the Company’s internal audit process and the results of ongoing or recently completed internal audits.

With respect to fiscal 2006, the Audit Committee:

•	reviewed and discussed the Company’s audited financial statements with BDO Seidman, LLP and with management;

•	discussed with BDO Seidman, LLP the scope of its services, including its audit plan;

•	reviewed the Company’s internal control processes and procedures;

•	discussed with BDO Seidman, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended;

•	reviewed the written disclosures and confirmation from BDO Seidman, LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with BDO Seidman, LLP their independence from management and the Company; and

•	approved the audit and non-audit services provided by BDO Seidman, LLP during fiscal 2006.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2006. The Audit Committee also evaluated and recommended to the Board of Directors the reappointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for fiscal 2007.

Pursuant to Section 404 of the Sarbanes-Oxley Act, management is required to prepare as part of the Company’s 2006 Annual Report on Form 10-K a report by management on its assessment of the Company’s internal control over financial reporting, including management’s assessment of the effectiveness of such internal control. BDO Seidman, LLP has issued an audit report relative to internal control over financial reporting. During the course of fiscal 2006, management regularly discussed the internal control review and assessment process with the Audit Committee, including the framework used to evaluate the effectiveness of such internal controls, and at regular intervals updated the Audit Committee on the status of this process and actions taken by management to respond to issues identified during this process. The Audit Committee also discussed this process with BDO Seidman, LLP. Management’s assessment report and the auditors’ audit report are included as part of the 2006 Annual Report on Form 10-K.

This report of the Audit Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference.

By the Audit Committee:

Finn Berg Jacobsen (Chairman)
Ramon M. Perez
Peter G. Tombros

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Until December 28, 2006, A. L. Industrier owned 100% of the Company’s Class B Common Stock (which at the time was approximately 22% of the Company’s outstanding stock and 51% of the Company’s voting stock). During that time Mr. Einar Sissener, who until June 29, 2006 was a Class B Director of the Company’s Board and until March 31, 2006 was Chairman of the Company’s Board, was Chairman of A. L. Industrier and together with certain family-controlled private holding companies and certain of his relatives owned approximately 54% of A.L. Industrier’s outstanding ordinary shares entitled to vote. Accordingly, he was deemed a controlling person of A.L. Industrier.

A. L. Industrier and Alpharma AS, one of the Company’s Norwegian subsidiaries, are parties to two leases pursuant to which A. L. Industrier leases to Alpharma AS the land and facility in Oslo, Norway where Alpharma AS’ principal administrative offices and fermentation plant for one of its bulk antibiotics are located, and adjoining land for a parking facility for employees. Both leases have terms ending in 2014. The terms are renewable, at the option of Alpharma AS, for up to four additional consecutive five year terms. Basic rent during the initial terms are $1.00 per year under the office and plant lease and NOK 2,400,000 (approximately $372,000) per year under the parking facility lease and, during any renewal term thereafter, basic rent under the office and plant least will be the then prevailing fair rental value of the premises and basic rent for the parking facility will remain at NOK 2,400,000. In addition to basic rent, Alpharma AS pays documented expenses of ownership and operation of such facilities, such as taxes and maintenance expenses. Alpharma AS has the right to terminate the office and plant lease at any time during its term upon 12 months’ written notice to A. L. Industrier and the parking facility lease at any time during its term upon 24 months’ written notice to A. L. Industrier. These leases were entered into on an arm’s length basis, and on as favorable terms as could have been obtained from unrelated third parties.

Prior to December 2006, substantially all transactions over $50,000 with A. L. Industrier were subject to review by, and in some circumstances prior approval of, the Company’s Audit Committee. (See “Corporate Governance — Committees of the Board” above.) On December 12, 2006, the Audit Committee of the Board of Directors adopted the Related Persons Transaction Policy, pursuant to which all related person transactions (as defined therein) are subject to the prior approval or ratification of the Audit Committee.

On December 28, 2006, the Company purchased 100% of the Class B Stock held by A. L. Industrier through its wholly-owned subsidiaries for $307.4 million, including related fees. This transaction was approved by the Company’s Audit Committee. After such date A. L. Industrier ceased being a controlling person of the Company. This transaction received prior approval by the Board upon recommendation by a special committee of the Board.

On December 28, 2006, the Company entered into an agreement with Ms. Wiik pursuant to which Ms. Wiik consented to the transfer of her aggregate pension liability to Vital Forsikring ASA, a Norwegian insurance company. This transaction received prior approval of the Audit Committee.

Certain Other Relationships and Transactions

Mr. Sissener, who as of June 30, 1999, ceased acting as President and CEO of the Company and as of March 31, 2006, ceased acting as Chairman of the Board, is party to an agreement with the Company, effective July 1, 1999, as amended, March 23, 2004, pursuant to which he received an annual fee of $66,667 for serving as Chairman of the Board (and director of certain of the Company’s subsidiaries) during 2006. Mr. Sissener received fringe benefits similar to those received by executive officers of the Company, in the form of an automobile allowance, telephone and travel reimbursements, and tax and financial planning and tax preparation reimbursements. In addition, the Company provided Mr. Sissener with a monthly allowance intended to cover the cost of certain living expenses he incurred while working out of the Company’s Fort Lee, New Jersey offices. Mr. Sissener had agreed to provide consulting services to the Company’s management for ten year term commencing July 1, 1999 for an initial rate of $12,000 per month (in addition to the payment of reasonable expenses incurred in connection with the performance of such consulting services, as described above). The consulting fee rate is adjusted annually for inflation and is currently $14,207 per month. In addition to the amounts described above, Mr. Sissener is entitled to all benefits available under applicable plans and policies in Norway arising from retirement from employment by Alpharma AS and is entitled to receive from Alpharma AS an amount which, when added to amounts he is entitled to receive under Norwegian Social Security, Alpharma AS’s pension plan and his individual retirement benefits, equals NOK 718,688 (approximately $110,909). The current annual retirement benefit that Mr. Sissener is receiving directly from the Company is NOK 447,688 (approximately $69,088).

Mr. Hess’ professional corporation is a partner of Kirkland & Ellis LLP, a law firm that, since 1978, has performed and continues to perform significant legal services for the Company.

STOCKHOLDERS’ PROPOSALS FOR THE 2008 ANNUAL MEETING

In order to be considered for inclusion in the proxy statement for the 2008 Annual Meeting of Stockholders, Stockholder proposals must be submitted to the Company on or before December 31, 2007. Such proposals will need to comply with Securities and Exchange regulations regarding the inclusion of Stockholder proposals in Company-sponsored proxy materials. Similarly, in order for a Stockholder proposal to be raised from the floor during next year’s annual meeting, written notice must be received by the Company no later than December 31, 2007.

OTHER BUSINESS

As of the date hereof, the foregoing is the only business which management intends to present, or is aware that others will present, at the Annual Meeting. If any other proper business should be presented at the Annual Meeting, the proxies will be voted in respect thereof in accordance with the discretion and judgment of the person or persons voting the proxies.

Stockholders sharing a common address may receive only one set of proxy materials to such address unless they have provided the Company with contrary instructions. Any such stockholder who wishes to receive a separate set of proxy materials now or in the future may write or call the Company by contacting: Secretary, Alpharma Inc., 440 Route 22, Bridgewater, New Jersey 08807, or (866) 322-2525. Similarly, Stockholders sharing a common address who have received multiple copies of the Company’s proxy materials may write or call the above address and phone number to request delivery of a single copy of these materials in the future.

By order of the Board of Directors,

Robert F. Wrobel
Secretary
ALPHARMA INC.

YOUR VOTE IS IMPORTANT
PLEASE PROMPTLY COMPLETE AND SIGN THE ENCLOSED
FORM OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

Appendix A

ALPHARMA INC.

Audit Committee Charter

Organization

This charter governs the operations of the Audit Committee. The committee shall be nominated by the Nominating and Corporate Governance Committee and appointed by the Board of Directors and, as required by the New York Stock Exchange, shall comprise at least three directors, all of whom are independent directors as that term is defined in the Alpharma Corporate Governance Principles, provided that, to the extent the NYSE provides relief from this requirement, the committee shall be comprised of at least two members, all of whom are independent. All committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the committee, and at least one member shall have accounting or related financial management expertise necessary to be considered a “financial expert” under the rules of the Securities and Exchange Commission.

Statement of Policy

The committee shall provide assistance to the Board of Directors in fulfilling the Board’s oversight responsibility to the stockholders, potential stockholders, the investment community, and others relating to the integrity of the Company’s financial statements and the financial reporting process, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the systems of internal accounting and financial controls, the annual independent audit of the Company’s financial statements, the performance of the Company’s internal audit function and independent auditors. In so doing, it is the responsibility of the committee to maintain free and open communications between the committee, independent auditors, and management of the Company.

In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose. The Company shall provide funding necessary for the committee to retain outside counsel and experts.

The committee should take the appropriate actions to set the overall corporate “tone” for quality financial reporting and sound business risk.

Responsibilities and Processes

The following is a general expression of the responsibilities and processes to be employed by the committee. However, the committee believes its policies and procedures should remain flexible in carrying out these responsibilities, in order to react to changing conditions and circumstances.

It is the responsibility of the committee to oversee the Company’s financial reporting and risk management processes on behalf of the Board and report the results of its activities to the Board. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. Management is also responsible for risk management activities.

The following shall be the principal recurring processes of the committee in carrying out its oversight responsibilities:

•	The committee shall have a clear understanding with management and the independent auditors that the independent auditors are directly accountable to the committee, as representatives of the Company’s stockholders. The committee shall be responsible for the oversight of work of the independent auditors, including the resolution of any disagreement between management and the auditors and shall have the direct authority to appoint, approve the compensation for and, where appropriate, replace the independent auditors. The Company shall provide funding to the committee for the purpose of engaging and compensating the independent auditors. The committee shall discuss with the auditors their qualifications and independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board.

•	The committee shall discuss with the independent auditors the overall scope and plans for their respective audits, including the level of fees paid. The committee shall direct the activities of the internal audit function. Also, the committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls. Further, the committee shall meet separately with the Company’s management, internal auditors and independent auditors, with and without management present, to discuss the results of their respective examinations. The committee shall review with the independent auditor any audit problems or difficulties and management’s response.

•	The committee shall review the year-end financial statements and Form 10-K with management and the independent auditors and recommend the signing of the Form 10-K by the entire Board of Directors. Also, the committee shall discuss the results of the review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee shall prepare an Audit Committee Report for inclusion in each Proxy Statement related to an Annual Meeting of Stockholders.

•	The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

•	The committee shall review and approve all financial press releases, including earnings guidance prior to issuance by the Company.

•	The committee shall adopt procedures by which it will pre-approve all audit and non-audit services provided by the independent auditors.

•	The committee shall adopt policies in connection with the employment by the Company of present and former employees of the independent auditors.

•	The committee shall discuss and take all oversight actions required of, or deemed necessary by, the committee under the Company’s policies with respect to risk assessment and risk management, including the risk of fraud. Annually, the committee shall discuss the Company’s major risk exposures and the steps management has taken to monitor and control such exposures.

•	The committee shall take all actions required of, or deemed necessary by, the committee under the Company’s Related Persons Transactions Policy.

•	To develop and institute a procedure for the general oversight of the Company’s Business Conduct Guidelines and the receipt, retention and treatment of complaints received by the Company concerning its Business Conduct Guidelines, accounting, internal accounting controls or auditing matters, including a procedure allowing employees to make such complaints on an anonymous basis with assurance of no retaliation.

Committee Operating Processes

Committee Responsibilities

The committee shall have the following responsibilities and the necessary power and authority to carry out such duties and responsibilities:

•	Performs an annual performance evaluation of the committee.

•	At least annually, the committee shall obtain and review a report by the independent registered public accountants describing: (i) the firm’s internal quality control procedures; (ii) any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditor and the Company.

Meetings

Meetings may be called by the Chairman of the Audit Committee by oral or written notice, communicated to each member not less than twenty-four hours before such meeting.

Action may be taken without a meeting if all members of the committee consent to such action and confirm such unanimous consent in writing either prior or subsequent to the taking of such action.

Reports

The Audit Committee shall report to the Board at its next regularly scheduled meeting on any material actions taken by the committee. Minutes of all meetings of the committee shall be kept in the ordinary course of business and shall be open for inspection at all times upon the request of any member of the Board of Directors.

Quorum

A majority of the committee shall constitute a quorum for the transaction of business and an affirmative vote of the majority of the members who attend the meeting shall be required for approval of any action.

Use of Third Party Providers

The committee shall have the authority to use third party service providers in executing its duties. The committee shall have the sole authority to approve retain, terminate and approve the fees and other retention terms of any such third party service providers.
 — END  —

002CS-14358

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
		000004	000000000.000000 ext 000000000.000000 ext

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 5, 2007.
Vote by Internet • Log on to the Internet and go to www.investorvote.com
• Follow the steps outlined on the secured website.
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Class A Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Finn Berg Jacobsen	☐	☐	02 - Peter W. Ladell	☐	☐	03 - Dean J. Mitchell	☐	☐
04 - Ramon M. Perez	☐	☐	05 - David C. U’Prichard	☐	☐	06 - Peter G. Tombros	☐	☐

		For	Against	Abstain
2.	Ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year.	☐	☐	☐

3.	As such persons may, in their discretion, determine upon such matters as may come before the meeting.

B Non-Voting Items Change of Address — Please print new address below.

Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: The signature should correspond exactly with the name of the stockholder as it appears hereon. Where stock is registered in Joint Tenancy, all tenants should sign. Persons signing as Executors, Administrators, Trustees, etc. should so indicate.
Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

■	C 1234567890 6 1 C V	J N T 0 1 3 5 5 6 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

April 27, 2007
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders to be held at 9:00 a.m. on Tuesday, June 5, 2007 at the offices of the Company, 440 Route 22, Bridgewater, New Jersey. Detailed information is contained in the accompanying Notice of Annual Meeting and Proxy Statement.
Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you sign and return your proxy as soon as possible in the envelope provided. If you do plan to attend the meeting, please mark the appropriate box on the proxy.
Best Regards,
-s- Robert F. Wrobel
Robert F. Wrobel
Secretary
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — ALPHARMA, INC.

440 Route 22, Bridgewater, New Jersey 08807
Proxy for Annual Meeting of Stockholders on June 5, 2007

Jeffrey S. Campbell, Executive Vice President and Chief Financial Officer, and Robert F. Wrobel, Executive Vice President, Chief Legal Officer and Secretary, or either one of them, with full power of substitution, are hereby authorized to vote the shares of Class A Common Stock of Alpharma Inc. (the “Company”), which the undersigned is entitled to vote at the 2007 Annual Meeting of Stockholders to be held at the offices of the Company, 440 Route 22, Bridgewater, New Jersey on Tuesday, June 5, 2007 at 9:00 a.m., local time, and at all adjournments thereof, as follows on the reverse side.

The Board of Directors recommends that the Stockholders vote FOR the nominees set forth in item 1 and FOR Proposal 2. Shares represented by this proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Stockholders or, if no direction is indicated, will be voted FOR the nominees set forth in item 1 and FOR Proposal 2, and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Stockholders.
Please mark, sign and mail this proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States.
If you vote over the Internet or by telephone, please do not mail your card.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE.